Exhibit 10.6

AGREEMENT OF LEASE

By and Between

Six Thirty-Four Second Street, LLC

a Delaware limited liability company

(“Landlord”)

and

OKTA, Inc.,

a Delaware corporation

(“Tenant”)

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building (the “Building”) which is located at 634 Second Street, San Francisco, California. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as “set forth in the Office Lease.

TERMS OF LEASE		DESCRIPTION

a)	Effective Date:	December 11, 2014

b)	Landlord:	Six Thirty-Four Second Street, LLC, a Delaware limited liability company

c)	Address of Landlord:	c/o Manchester Capital Management 3657 Main Street Manchester Village, Vermont 05254

d)	Tenant:	OKTA, Inc., a Delaware corporation

e)	Address of Tenant (Paragraph 9):

Subsequent to occupancy		634 Second Street, San Francisco, California 94107 Attn: Bill Losch

Prior to occupancy		301 Brannan Street, Third Floor San Francisco, CA 94107 Attn: Bill Losch

with, at all times, a copy to:

Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA94111 Attn: Jonathan Kennedy/Kathleen Bryski

f)	Premises (Paragraph 1):	45,032 rentable square feet of space comprising all rentable space on all of the floors (ground, mezzanine, second and third floors) of the Building, excepting only 1,720 rentable square feet of retail space located on the ground and mezzanine floors (“Retail Space”), all as more particulary set forth in the attached Exhibit A.

TERMS OF LEASE		DESCRIPTION

g)	Building (Paragraph 1):	634 Second Street, San Francisco, California. Total square footage of rentable space of the Building: approximately 46,752 rentable square feet.

h)	Term (Paragraph 2):

	(i) Early Access Date:	Prior to the Lease Commencement Date Landlord shall make the Premises available to Tenant so as to allow Tenant to commence construction of the Tenant Improvements pursuant to the Work Letter. The date upon which Landlord provide such access is referred to herein as the “Early Access Date”. It is anticipated that the Early Access Date shall occur on or about June 1, 2015.

	(ii) Lease Commencement Date:	The date ninety (90) days following the Early Access Date.

	(iii) Lease Expiration Date:	The day immediately preceding the ninth (9th) anniversary of the Lease Commencement Date.

i)	Extension Option (Paragraph 2.2):	One additional five (5) year term.

j)	Monthly Basic Rent (NNN; Paragraph 4):

Period	Monthly Basic Rent		Annual Rate Per RSF

Months 1 through 12	$210,149.33	*	$56.00
Months 13 through 24	$216,453.81		$57.68
Months 25 through 36	$222,947.43		$59.41
Months 37 through 48	$229,635.85		$61.93
Months 49 through 60	$236,524.93		$63.03
Months 61 through 72	$243,620.67		$64.92
Months 73 through 84	$250,929.29		$66.87
Months 85 through 96	$258,457.17		$68.87
Months 96 through 108	$266,210.89		$70.94

Subject to adjustment to Fair Market Rental Value at the commencement of the Extended Term.

*	Subject to abatement of Monthly Basic Rent in months 1-4.

TERMS OF LEASE		DESCRIPTION

k)	Security Deposit (Paragraph 7):	$2,773,287

1)	Direct Operating Expenses (Paragraph 5):	All Direct Operating Expenses of the Premises consisting in part of utility charges and certain maintenance repair costs shall be Tenant’s responsibility.

m)	Common Operating Expenses (Paragraph 6.2):	Tenant’s Share of all Common Operating Expenses of the Building, consisting in part of property taxes, insurance premiums and deductibles, and maintenance and repair costs, shall be Tenant’s responsibility

n)	Tenant’s Share:	96.32% (i.e., 45,032/46,752)

o)	Brokers/Paragraph 10):	Tenant’s Broker: CBRE, Inc. Landlord’s Broker: Cornish & Carey Newmark Knight Frank

p)	Work Letter:	Attached as Exhibit B.

The foregoing terms of this Summary are agreed to by Landlord and Tenant.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO

i

32.	Surrender of Premises	46

33.	Professional Fees	46

34.	Performance by Tenant	47

35.	Landlord’s Mortgagee and Senior Lessor Protection; Landlord Waiver and Consent Agreements in favor of Tenant’s Lenders	47

36.	Definition of Landlord	47

37.	Waiver	48

38.	Identification of Tenant	48

39.	Terms and Headings	48

40.	Examination of Lease	48

41.	Time	49

42.	Prior Agreement; Amendments	49

43.	Severability	49

44.	Recording	49

45.	Limitation on Liability	49

46.	Signs	49

47.	Roof Space	49

48.	Fire Stairs	50

49.	Sky Bridge	50

50.	Modification for Lender	50

51.	Accord and Satisfaction	50

52.	Financial Statements	50

53.	Tenant as Corporation	51

54.	No Partnership or Joint Venture	51

55.	Counterparts	51

56.	Definitions	51

ii

OFFICE LEASE

THIS LEASE, dated December 11, 2014 for purposes of reference only (the “Effective Date”), is made and entered into by and between SIX THIRTY-FOUR SECOND STREET, LLC, a Delaware limited liability company (“Landlord”) and OKTA INC., a Delaware corporation (“Tenant”).

1. The Premises.

1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises designated in the Summary of Basic Lease Information (“Summary”) attached hereto, and which is more particularly described and outlined on the floor plan attached hereto and marked Exhibit A, all of which is incorporated herein by this reference. The Premises is located in the building at the address designated in the Summary (the “Building”), and located on the parcel of real property (the “Site”) under the Building. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, Building, or Site except as specifically stated in this Lease. The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed, and this Lease is made upon the condition of such performance.

1.2 Tenant shall have the nonexclusive right to use in common with other tenants in the Building, subject to the reasonable discretion of Landlord to determine the manner in which the public and common areas are maintained and operated, the loading and unloading areas, roadways, sidewalks, walkways, parkways, and driveways appurtenant to the Building Premises (“Common Areas”).

1.3 Landlord reserves the rights from time to time as set forth below provided that Landlord shall use commercially reasonable efforts with respect to the exercise of any and all such rights so as not to interfere with Tenant’s use of or access to the Premises:

(a) To remove, install, reinstall, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which ‘are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

(b) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic and walkways;

(c) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(d) To use the Common Areas at any time, including, but not limited to, while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and/or

(e) To do and perform such other acts and make such other changes in, to or with respect to the Site, Common Areas and Building including, without limitation, the roof and windows of the Building as Landlord may, in the exercise of Landlord’s reasonable business judgment, deem to be appropriate.

Except in the case of emergency, Landlord will use reasonable efforts to perform any work described in this Paragraph 1.3 which might be disruptive only on weekends or during periods after business hours to the extent reasonably practicable (the cost of any and all such work including, without limitation, overtime costs incurred by Landlord in connection therewith may be included in Common Operating Expenses, subject to the limitations set forth in Article 6 below). To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then in the course of making any such installation or repair: (x) Landlord will not reduce Tenant’s usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; and (y) Landlord shall box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises.

1.4 Tenant acknowledges that certain furniture, fixtures and equipment owned by Landlord may be located within the Premises, and that the Premises currently contains certain data communication cabling within the wall and ceiling. All of such personal property and cabling owned by Landlord shall remain at the Premises and Tenant shall have the right to use all of the same during the, Term. Tenant shall have access to available space in the riser closet and shall be responsible for taking service to the floors occupied by Tenant. Tenant may install additional cabling and conduits at its sole cost and expense subject to Landlord’s reasonable prior approval as provided herein. Upon expiration or earlier termination of the Term, Tenant shall return all of the original personal property to Landlord in good condition and repair, subject to normal wear and tear and casualty. On or about the Early Access Date, Landlord and Tenant shall jointly conduct an inspection of the existing personal property located within the Premises, so as to create an inventory of such personal property and the condition of such personal property, in order to establish “baseline” for determining the appropriate condition of such property upon return to Landlord.

1.5 The rights and obligations of the parties regarding the tenant improvements, alterations or construction of the Premises to be performed at the commencement of the Term are described in the Tenant Work Letter (“Work Letter”) attached to this Lease as Exhibit B. Any inconsistency between the provisions of the Work Letter and the provisions of the balance of this Lease shall be governed by the provisions of the Work Letter.

1.6 References in this Lease to “rentable square feet”, “rentable square footage” and “rentable area” shall have the same meanings, and Tenant hereby acknowledges and agrees that the rentable square footage of the Premises shall be deemed, and is, 45,032 rentable square feet, and the rentable square footage of the Building shall be deemed, and is, 46,752 rentable square feet. Landlord represents that the foregoing square footage determinations were the result of a measurement made of the Building and the Premises in accordance with BOMA Standard (i.e., the American National Standard method of measuring floor area in office buildings of the Building Owners and Managers Association (ANSI Z65.1 -2010)). The parties agree that the 45,032 rentable square foot measurement of the Premises and the 46,752 rentable square foot measurement of the Building shall not be changed, and no adjustment in the Monthly Basic Rent, any monetary or other obligation of Tenant, or any other term of this Lease shall be made by reason of a change in the rentable square footage of the Premises or the Building except in connection with a physical change in the size of the Premises (and, in the event of any such physical change in the size of the Premises, any remeasurement necessitated thereby shall be carried in accordance with the BOMA Standard).

2. Term.

2.1 The term of this Lease (“Term”) shall be for the period designated in the Summary. The Term shall commence on the Lease Commencement Date and end on the Lease Expiration Date, unless the Term shall be sooner terminated or extended as hereinafter provided.

2.2 Tenant shall have one option (the “Extension Option”) to extend the Term, for an additional five (5) year period (the “Extended Term”) on all the terms and conditions contained in this Lease with the exception of the Monthly Basic Rent which shall be adjusted pursuant to the provisions of Paragraphs 4.2 and with the further exception that upon exercise of the Extension Option by Tenant, Tenant shall thereafter have no further right to extend the Term. In order to exercise the Extension Option, Tenant shall deliver written notice of its exercise of the option (“Option Notice”) to Landlord no earlier than eighteen (18) months and no later than twelve (12) months prior to the expiration of the initial Term. The Extension Option shall be subject to the following terms and conditions:

(a) The Extension Option may be exercised only by delivery of the Option Notice as provided in this Paragraph and only if, as of the date of delivery of the Option Notice and the commencement date of the Extended Term, Tenant is not in default under this Lease beyond applicable notice and cure periods (hereinafter “Default”).

(b) The rights contained in this Paragraph shall be personal to the originally named Tenant and may be exercised only by the originally named Tenant (or an entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from the merger or consolidation with Tenant or to any person or entity which acquires substantially all of the assets of Tenant as a going concern) and only if the originally named Tenant (or an entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from the merger or consolidation with Tenant or to any person or entity which acquires substantially all of the assets of Tenant as a going concern) occupies at least the entire area on two adjacent floors of the Premises as of the date it exercises the Extension Option in accordance with the terms of this Paragraph.

(c) If Tenant properly exercises the Extension Option and is not in Default, at the end of the initial Term, the Term shall be extended for the applicable Extended Term, References in this Lease to the “Term” shall include the initial Term of nine (9) years, and shall, in addition, include the Extended Term, if applicable.

3. Early Access and Possession. Landlord shall give Tenant written notice of the date on which the Premises shall be available for the purposes as described in this Paragraph 3 (“Early Access Date”). It is anticipated that the Early Access Date shall occur on or about June 1, 2015. Landlord shall allow Tenant, and Tenant’s contractors, vendors and service providers, access to the Premises and the Building at any time on or after the Early Access Date for the purpose of constructing the Tenant Improvements pursuant to the Work Letter and installing Tenant’s furniture, fixtures, equipment and other personal property, and to prepare the Premises for Tenant’s occupancy. Tenant shall provide Landlord with reasonable written evidence of liability insurance pursuant to Paragraph 21.1(a) prior to Tenant’s entry onto the Premises pursuant to the provisions of this Paragraph 3. Landlord shall have no liability or responsibility for any damage to Tenant’s property stored or kept on the Premises, whether prior or subsequent to the Lease Commencement Date except to the extent attributable to the negligence or willful misconduct of Landlord, Landlord’s employees, agents, representatives or contractors (and, in any event, subject to the provisions of Paragraph 21.6 below).

4. Monthly Basic Rent/Rent Increases.

4.1 Tenant agrees to pay to Landlord, on a monthly basis, the Monthly Basic Rent designated in the Summary commencing on the Lease Commencement Date (subject to abatement as set forth in Paragraph 4.4 below). Commencing on the first anniversary of the Lease Commencement Date and continuing on each anniversary of the Lease Commencement Date thereafter, the Monthly Basic Rent shall increase by an amount equal to three percent (3%) of the Monthly Basic Rent payable for the month immediately preceding the applicable anniversary date as more particularly provided in the Summary. Tenant shall pay the Monthly Basic Rent in advance on the first day of each and every calendar month during said Term, except that the Monthly Basic Rent due for the first month of the Term shall be paid upon the execution hereof. In the event that the Lease Commencement Date occurs other than on the first day of a calendar month, (i) Monthly Basic Rent for the initial partial calendar month of the Lease Term shall be prorated in the proportion that the number of days this Lease is in effect during such calendar month bears to the actual number of days in the first month of the Term, and the prepaid first month’s Monthly Basic Rent shall be applied to such prorated amount with the balance of the prepaid first month’s Monthly Basic Rent being applied to reduce the payment of Monthly Basic Rent to be paid on the first day of the first full calendar month of the Term of this Lease, and (ii) the Monthly Basic Rent payable for any calendar month in which the amount of Monthly Basic Rent is to increase as provided in the Summary shall be determined by prorating the applicable lesser and greater Monthly Basic Rent based on the portion of the calendar month for which each is applicable with the sum of such prorated amounts being the Monthly Basic Rent for such calendar Month. Upon the determination of the Lease Commencement Date, the parties shall promptly enter into a Lease Commencement Agreement in the form of Exhibit C attached hereto, setting forth the Lease Commencement Date and a schedule of the Monthly Basic Rent payable hereunder in accordance with the provisions of this Paragraph 4.1. The Monthly Basic Rent and all additional rent including, without limitation, Operating Rent, shall be paid to Landlord without any prior demand therefor and without any deduction or offset whatsoever, except as expressly provided herein, in lawful money of the

United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in the Summary or to such other person or at such other place as Landlord may from time to time designate in writing delivered at least thirty (30) days prior to the date upon which such alternative address is to become effective. For purposes of this Lease, any amount due to Landlord from Tenant, including without limitation Monthly Basic Rent, Direct Operating Expenses and Common Operating Expenses shall be considered additional rent for purposes of this Lease and the word “rent” in this Lease shall include such additional rent as well as Monthly Basic Rent, Direct Operating Expenses and Common Operating Expenses unless the context specifically or clearly implies that only the Monthly Basic Rent, Direct Operating Expenses or Common Operating Expenses is referenced.

4.2 In the event Tenant exercises its Extension Option pursuant to the provisions of Paragraph 2.2, the Monthly Basic Rent shall be adjusted at the commencement of the Extended Term to reflect 100% of the “then-Fair Market Rental Value of the Premises” pursuant to the terms of this Paragraph. Landlord shall notify Tenant of Landlord’s good faith estimation of the Fair Market Rental Value in writing within thirty (30) days of receipt of the Option Notice (“Landlord’s Estimate”), setting forth in Landlord’s Estimate any Comparable Transactions (defined below) upon which Landlord’s Estimate is based. If Tenant does not agree with Landlord’s Estimate, Tenant shall deliver written notice of Tenant’s objection to Landlord within thirty (30) days of receipt of Landlord’s Estimate, failing which Landlord’s Estimate shall be deemed to be final. If Tenant timely objects to Landlord’s Estimate, Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value of the Premises on or before the thirtieth (30th) day following delivery of Tenant’s written objection to Landlord’s Estimate (the “Outside Agreement Date”). If Landlord and Tenant are unable to agree on the new Monthly Basic Rent by the Outside Agreement Date, the Fair Market Rental Value of the Premises shall be determined by real estate brokers pursuant to this Paragraph. The parties shall each select a broker within thirty (30) days of the Outside Agreement Date, who together shall attempt to determine the Fair Market Rental Value of the Premises. If either party fails to appoint a broker within such time period, the broker timely appointed by the other party shall be the sole broker, whose determination shall be binding on both parties. If two brokers are timely appointed, but they are unable to agree on the Fair Market Rental Value of the Premises within sixty (60) days of the Outside Agreement Date, they shall mutually select a third broker. In the event that the two brokers are unable to mutually select a third broker, within sixty (60) days of the Outside Agreement Date, either Landlord or Tenant shall be entitled to apply to the Superior Court in and for the County of San Francisco for appointment of a third broker in accordance with the procedures as established by such court. Upon the selection of the third broker, each of Landlord’s broker and Tenant’s broker shall place their final good faith determination of the Fair Market Rental Value of the Premises in an envelope and deliver same to the third broker as well as the other broker (each, a “Final Determination”). The third broker shall, within twenty (20) days of his/her selection following the delivery of the Final Determinations, choose one of the first two brokers’ Final Determination as the applicable Fair Market Rental Value based on which of the two (2) it believes to be closest to its own determination. The third broker shall have no option but to select one or the other of the first two brokers’ Final Determinations, and shall not have the power to propose a different Fair Market Rental Value. If either broker fails to deliver a Final Determination, then the Final Determination delivered by the other broker shall be deemed to be the Fair Market Rental Value. Each party shall bear the cost of their respective brokers; if a third broker is necessary, the parties shall share equally the cost of the third broker.

All brokers shall be licensed as such by the State of California, and shall have a minimum of ten (10) years’ experience in the leasing of similar properties in the San Francisco South of Market District (“Comparable Buildings”). Comparable Buildings shall include, without limitation, 123 Townsend Street and 139 Townsend Street, San Francisco, California. As used herein, the “South of Market District” shall mean the area bordered by the following streets: King, Folsom, 4th Street and the Embarcadero. The Fair Market Rental Value shall mean the economic terms at which tenants, as of the first day of the applicable Extended Term, are leasing for a comparable term, space comparable to the Premises, from a willing landlord, at arm’s length, which comparable space is located in Comparable Buildings with similar amenities (“Comparable Transactions”), or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in the determination of Fair Market Rental Value to reflect the age and quality of the Building and Premises as contrasted to other buildings used for comparison purposes, taking into consideration location, views, quality and nature of improvements, proposed term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, as well as all tenant concessions and inducements, the standard of measurement by which the rentable area of each space is measured and parking availability, which shall (i) not be subleased, and (ii) shall be leased for a term comparable to the subject Extended Term, upon terms comparable to those contained in this Lease other than Monthly Basic Rent. The intent of the parties is that Tenant will obtain the same rent and other economic benefits that landlords would otherwise give in Comparable Transactions and that Landlord will make and receive the same economic payments and concessions that landlords would otherwise make and receive in Comparable Transactions. The Monthly Basic Rent shall be adjusted to reflect the Fair Market Rental Value, as so determined. The brokers shall expressly consider in their determination of Fair Market Rental Value of the Premises the date on which the Extended Term is to commence, acknowledging that the date on which the determination is made may be several months prior to the date on which the Extended Term commences, The determination of Fair Market Rental Value shall also include the determination of annual increases in the Monthly Basic Rent throughout the Extended Term, to the extent that such increases are typically being applied in the leases of comparable properties used in determining the Fair Market Rental Value.

4.3 All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant either in a separate writing or in a check or money order, shall modify this clause or have any force or effect.

4.4 Provided that Tenant is not in Default, then during the first four (4) months of the Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay the Monthly Basic Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). The Rent Abatement Period shall commence as of the Lease Commencement Date. Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals Eight Hundred Forty Thousand Five Hundred Ninety-Seven Dollars and Thirty-Two Cents ($840,597.32). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rent and performing the terms and conditions otherwise required under this Lease. If at any time Tenant shall be in Default under this Lease, and if this Lease is terminated by Landlord as a consequence of such Default, then Landlord may include in its claim for termination damages, the unamortized (as of the date of the Default) amount of the Rent

Abatement (assuming amortization of the Rent Abatement on a straight-line basis over the Term). Notwithstanding the above provisions of this Paragraph 4.4, Tenant shall be obligated to pay to Landlord the initial installment of Monthly Basic Rent prior to the Early Access Date, which initial installment of Monthly Basic Rent shall be applied after expiration of the Rent Abatement Period consistent with the provisions of Paragraph 4.1 above.

5. Payment of Direct Operating Expenses. Commencing as the Lease Commencement Date Tenant shall pay directly or reimburse Landlord for the costs and expenses (“Direct Operating Expenses”) set forth below in this Paragraph 5. Costs to be reimbursed to Landlord as more particularly provided in Paragraphs 5.2 and 5.3 below shall be reimbursed in accordance with the provisions of Paragraphs 6.2 and 6.3 below in a manner consistent with the reimbursement to Landlord of Tenant’s Share of Common Operating Expenses.

5.1 Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant owned leasehold improvements, trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause its leasehold improvements other than the Tenant Improvements, trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

5.2 Tenant shall reimburse Landlord for the cost of all Base Building Services and services as otherwise provided by Landlord pursuant to provisions of Paragraph 18 as more particularly provided in such Paragraph,

5.3 Tenant shall reimburse Landlord for Landlord’s costs in connection with matters benefitting the Premises but not-the Retail Space including, without limitation, maintenance and repair of the elevator and the HVAC systems serving the Premises. The exclusions set forth below in Paragraph 6.2 shall also be deemed exclusions to the expenses payable by Tenant pursuant to the provisions of this Paragraph 5.3, and the limitation on the inclusion of capital expenses set forth below in Paragraph 6 shall similarly apply to Tenant’s obligations to reimburse Landlord for capital items pursuant to the provisions of this Paragraph 5.3.

6. Payment of Taxes, Common Operating Expenses and Other Charges.

6.1 Landlord shall pay prior to delinquency all Real Property Taxes (as defined below) which accrue in connection with the Building beginning on the Commencement Date and continuing thereafter throughout the Term of this Lease, and Tenant shall reimburse Landlord for Tenant’s Share of all Real Property Taxes paid by Landlord relating to the Premises within thirty (30) days of receipt of Landlord’s invoice therefor and evidence of payment. If any installment of Real Property Taxes paid by Landlord covers any period of time prior to the Lease Commencement Date or after expiration of the Term, Tenant’s Share of the Real Property Taxes shall be equitably prorated to cover only the period of time on and after the Lease Commencement Date that this Lease is in effect, and Landlord shall reimburse Tenant for any overpayment by reason of such proration. If Landlord receives a refund of Real Property Taxes, attributable to any period during the Term, Landlord shall, either pay to Tenant, or credit against subsequent payments of Common Operating Expenses due hereunder, an amount equal to Tenant’s Share of the refund, net of any reasonable expenses incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord’s receipt of such refund. Landlord’s obligation to so refund to Tenant any such refund of Real Property Taxes shall survive such expiration or termination.

As used herein, the term “Real Property Taxes” shall include any form of real estate tax, any tax levied on the collection of rent payable under this Lease (whether in the form of a business tax or rental income tax), any general, special, ordinary or extraordinary assessment, any improvement bond, levy or similar tax (or any other fee, charge, or excise which may be imposed as a substitute for any of the foregoing) imposed upon the Building by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district, levied against any legal or equitable interest of Landlord in the Premises. Real Property Taxes shall not include (i) any estate, inheritance, transfer, gift, state or federal income or franchise taxes, or (ii) any penalties or interest accrued in connection with the Real Property Taxes (unless the result of Tenant’s failure to comply with its obligations under this Lease) or (iii) any taxes directly payable by any occupant of the Building (including Tenant) pursuant to the provisions of such occupant’s lease or other occupancy agreement. Tenant acknowledges that Tenant shall be responsible for the payment of any increase in Real Property Taxes during the Term resulting from construction of the Tenant Improvements or any subsequent improvements constructed by Tenant during the Term. To the extent any Real Property Taxes may permit the payment in installments (such as a special assessment), Landlord shall elect to cause the same to be paid in the maximum allowable number of installments, and Tenant shall only be responsible for paying those installments to the extent accruing during the Term of the Lease.

Tenant shall be entitled to contest any Real Property Taxes for which Tenant is responsible provided that Tenant shall obtain Landlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) prior to contesting any Real Property Taxes, and in the event of such tax contest by Tenant, Tenant shall (i) fully indemnify Landlord pursuant to the provisions of this Lease, for any loss or liability incurred by Landlord as a consequence of Tenant’s contest of Real Property Taxes (provided, however, that such indemnity obligation shall not include the obligation to compensate Landlord on the basis of any claim that Tenant’s challenge or appeal of Real Property Taxes should have resulted in a reduction in Real Property Taxes that is greater than the reduction (if any) in Real Property Taxes realized as a consequence of Tenant’s challenge of Real Property Taxes and (ii) bear the full cost of any such contest including without limitation the cost of any interest and penalties which may be assessed. If a change in Real Property Taxes is obtained for any year of the Term, then Real Property Taxes for that year shall be retroactively adjusted to reflect any actual reduction realized by Landlord and Landlord shall provide Tenant with a credit, if any, based on the actual adjustment. Landlord shall notify Tenant in writing of any material change in any tax assessment or reassessment of the Building and the Site within sufficient time to allow Tenant to review (and protest or appeal, if appropriate) such assessment or reassessment. Landlord shall cooperate at no more than a nominal cost to Landlord and in good faith with Tenant in connection with any protest or contest of taxes or assessments made by Tenant.

6.2 Tenant shall pay to Landlord Tenant’s Share (as defined in the Summary) of all expenses incurred by Landlord in the operation of the Building, excluding any expenses paid directly by any tenant of the Building including, without limitation, the Direct Operating Expenses payable by Tenant (the “Common Operating Expenses”), pursuant to this Paragraph, Common Operating Expenses are intended to be inclusive of all costs of operating and maintaining the Building and the real property on which it is situated exclusive only of the Direct Operating Expenses, subject to the exclusions and limitations set forth herein. Landlord agrees to make reasonable efforts to minimize costs insofar as such efforts are not inconsistent with Landlord’s intent to operate and maintain the Building in a first class manner. At Tenant’s request, Landlord and Tenant shall meet and confer on an annual basis to review Landlord’s anticipated Common Operating Expenses (and any projects or programs included therein) over the ensuing calendar year. Common Operating Expenses may include, but shall not be limited to, the following: all costs and expenses of repairing, operating and maintaining the heating, ventilating and air conditioning (“HVAC”) system for the Building, the elevators, and all other major systems and components of the Building other than costs constituting Direct Operating Expenses, including maintenance contracts therefore; costs and expenses incurred by Landlord in providing water and sewer service to the Building, and other utilities and services not directly paid for by Tenant as a portion of the Direct Operating Expenses or otherwise or payable by any other Building occupant; costs incurred by Landlord for accountants and other professionals reasonably necessary in making the computations required hereunder; all costs and expenses incurred by Landlord in operating, managing, maintaining and repairing the Building including without limitation, all sums expended in connection with the general maintenance and repair of the Building, window washing, maintenance and repair of stairways, Building signs, the Building Systems (defined below), planting and landscaping (if any), costs of supplies and personnel to implement such services, rental and/or depreciation of machinery and equipment used in providing maintenance and other services, fire protection services, and trash removal services and a reasonable management fee payable to Landlord (such property management fee shall not exceed four percent (4.0%) of all Gross Revenues; “Gross Revenues” shall mean the aggregate of the annual rentals and other revenue of any kind whatsoever derived from the use or occupancy of the Building, accrued or collected with respect to the Building, excluding only any management fee chargeable to Tenant in the calculation of the Common Operating Expenses (so as to prevent Landlord, Landlord’s affiliate, or the Building’s management company from earning a management fee on the management fee). Landlord may cause any or all of said services to be provided by an independent contractor or contractors, or the Building management company, provided that any salary, wage or other similar charges or expenses payable by Landlord shall not be included in the Common Operating Expenses other than (i) direct labor costs incurred by Landlord to perform maintenance and repairs and other services at the Building, and (ii) a portion of the salary of a building manager/superintendent to the extent the same is dedicated to the Building and the cost thereof is passed through to Landlord by Landlord’s building management company. Common Operating Expenses may also include all costs of (i) capital improvements, repairs, alterations or replacements made to the Building or any Building System carried out in order to conform to changes subsequent to the Effective Date in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building or (ii) any capital improvements or replacement carried out for the purpose of improving the performance or efficiency of any Building System (referred to herein as “Permitted Capital Expenditures”). Permitted Capital

Expenditures shall be amortized (including interest at a rate of eight percent (8%) per annum) over the useful life of such capital improvement, repair, alteration or replacement, as reasonably determined in accordance with generally accepted accounting principles consistently applied (“GAAP”). Costs and expenses incurred by Landlord in operating, managing and maintaining the Building which are incurred exclusively for the benefit of a specific tenant of the Building will not be included in the Common Operating Expenses.

Notwithstanding anything to the contrary contained in this Lease, the following shall not be included within Common Operating Expenses: (i) leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building; (ii) the cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant including, without limitation, the Direct Operating Expenses payable by Tenant pursuant to this Lease; (iii) depreciation other than depreciation on exterior window coverings provided by Landlord and carpeting in public corridors and common areas and the personal property referred to above; (iv) expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided another tenant or occupant of the Building; (v) overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis; (vi) all interest, loan fees, and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other payable due under any ground or underlying lease, or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment which is not affixed to the Building); (vii) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (viii) advertising and promotional expenditures; (ix) costs of repairs and other work occasioned by fire, windstorm, or other casualty of an insurable nature; (x) any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority, this Lease or any other lease in the Building, or due to Landlord’s negligence or willful misconduct; (xi) the cost of correcting any building code or other violations which were violations prior to the Lease Commencement Date; (xii) the cost of containing, removing, or otherwise remediating any contamination of the Building (including the underlying land and ground water) by any toxic or Hazardous Materials (defined in Paragraph 8.2(b)) where such contamination was not caused by Tenant; (xiii) costs for sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith); and (xiv) wages, salaries, or other compensation paid to any executive employees above the grade of building manager; any other expense that under generally prevailing property management practices within the South of Market District would not be considered a normal maintenance or operating expense which is properly passed through to tenants. Additionally, any deductible payment under any Landlord’s policy of earthquake insurance shall be included in Common Operating Expenses and, for the purpose of such inclusion shall be treated as a Permitted Capital Expenditure with a useful life of ten (10) years

On or before the first day of each partial or full calendar year during the Term, or as soon as practicable thereafter, Landlord shall give to Tenant written notice of Landlord’s estimate of the Direct Operating Expenses and Tenant’s Share of Common Operating Expenses payable by Tenant pursuant to Paragraphs 5 and this Paragraph 6.2, respectively for such calendar year or partial calendar year, as the case may be, which estimate shall be in form comparable to a Landlord’s Statement (defined below) and include a line-item breakdown of component costs. On or before the first day of each month during each calendar year or partial calendar year, as the case may be, Tenant shall pay to Landlord one-twelfth (l/12th) (or the applicable pro rata portion for any partial calendar year based on the number of months constituting such partial calendar year) of the estimated Direct Operating Expenses and Tenant’s Share of Common Operating Expenses; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year, Tenant shall continue to pay the Direct Operating Expenses and Common Operating Expenses on the basis of the prior year’s estimate until the month after Landlord’s notice is given. At any time and from time to time during the Term, Landlord may furnish Tenant with written notice of a re-estimation of the annual Direct Operating Expenses and/or Tenant’s Share of Common Operating Expenses to reflect more accurately, in Landlord’s reasonable opinion, the then-current Direct Operating Expenses and/or Common Operating Expenses. Commencing on the first day of the calendar month which commences at least thirty (30) days following the date of Landlord’s delivery of such notice to Tenant, and continuing on the first day of each subsequent calendar month during the applicable calendar year (until subsequently re-estimated), Tenant shall pay to Landlord one-twelfth of the Tenant’s Share of the estimated annual Common Operating Expenses, as re-estimated as well as one-twelfth (l/12th) of the estimated annual Direct Operating Expenses as re-estimated.

6.3 After the expiration of each calendar year during the Term hereof Landlord shall furnish to Tenant an itemized statement, certified as correct by Landlord, setting forth the total Direct Operating Expenses and Common Operating Expenses for the preceding calendar year, the amount of Tenant’s Share of Common Operating Expenses and the payments made by Tenant with respect to such calendar year (“Landlord’s Statement”). Such annual statement shall be set forth in reasonable detail both the Direct Operating Expenses and Tenant’s Share of Common Operating Expenses.

(a) a line-item breakdown showing at least the following major categories and subcategories of costs:

(i) maintenance and repairs (cleaning; security; elevators; supplies; waste removal; heating, ventilation and air conditioning);

(ii) landscaping;

(iii) utilities (electricity; gas; and water and sewer);

(iv) insurance;

(v) salaries (engineering; and administrative); and

(vi) general and administrative (management fees; professional services; office supplies; and other).

If Tenant’s Share of the actual Common Operating Expenses and/or the actual Direct Operating Expenses for such year as set forth in Landlord’s Statement exceeds the payment so made by Tenant, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of such statement. If the payments so made by Tenant exceed Tenant’s Share of the actual Common Operating Expenses and/or the actual Direct Operating Expenses, Tenant shall be entitled to offset the excess against the next payment(s) due to Landlord because of Direct Operating Expenses and/or Common Operating Expenses, or to receive from Landlord cash in such amount, within thirty (30) days if this Lease has terminated. Until Tenant receives Landlord’s Statement pursuant to this Paragraph setting forth a new amount of Tenant’s estimated Tenant’s Share of Common Operating Expenses and the Direct Operating Expenses for the new calendar year, Tenant shall continue to pay such Tenant’s Share of the Common Operating Expenses and the Direct Operating Expenses at the rate being paid for the year just completed. Landlord shall maintain at all times during the Term, at the office of Landlord’s property manager in San Francisco, California, full, complete and accurate books of account and records prepared in accordance with generally accepted accounting principles with respect to Common Operating Expenses, Real Property Taxes and Direct Operating Expenses, and shall retain such books and records, as well as contracts, bills, vouchers, and checks, and such other documents as are reasonably necessary to properly audit Common Operating Expenses, Real Property Taxes and Direct Operating Expenses. Within one hundred twenty (120) days after receipt of Landlord’s Statement, Tenant shall have the right to audit at the offices of Landlord’s property manager located in San Francisco, at Tenant’s expense, Landlord’s accounts and records relating to Common Operating Expenses, Real Property Taxes and Direct Operating Expenses. Such audit shall be conducted by an employee of Tenant or by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld. In no event shall Tenant use an auditing service that performs operating expense audits on a “contingency” or “percentage savings” basis. If the final determination reveals that Landlord has overcharged Tenant, the amount overcharged shall be credited against Tenant’s next Common Operating Expenses and Direct Operating Expense payment obligations, or paid in cash within thirty days, if the Lease has terminated. In the event the audit reveals Tenant has underpaid its portion of Common Operating Expenses and/or Direct Operating Expenses, Tenant shall remit the shortfall to Landlord within thirty (30) days. Additionally, if Landlord is determined to have overcharged Tenant for Operating Expenses, Real Property Taxes and Direct Operating Expenses by five percent (5%) or more, Landlord shall reimburse Tenant within thirty (30) days following such determination for the reasonable cost of Tenant’s review of Landlord’s books and records (which cost may not be included as a Common Operating Expense). Notwithstanding the foregoing, Tenant shall not be responsible for any Common Operating Expenses attributable to any year which is first billed to Tenant more than two (2) calendar years after the date of expiration of the year to which such Common Operating Expense applies, provided that Tenant shall nonetheless be responsible for any such sums for any year if the same are first levied by any governmental authority or by any public utility companies following the date that is two (2) calendar years following the expiration of such year.

6.4 Tenant acknowledges that Landlord intends to obtain a LEED-EB certification for the Building (Leadership in Energy and Environmental Design - Existing Building), and that the cost of obtaining such certification will be amortized over the useful life of such systems calculated in accordance with GAAP, and the monthly amortized cost thereof (including an annual interest rate factor of eight percent (8%)) shall be included as a part of Common

Operating Expenses payable by Tenant. Tenant also agrees to reasonably cooperate with Landlord to obtain and maintain the LEED-EB certification, including without limitation complying with Landlord’s rules and regulations regarding recycling, use of “green” cleaning products and the like, as the same may be required in connection with the LEED-EB program. For purposes of this Paragraph 6.4 and the cost of obtaining LEED-EB certification, such costs included in Common Operating Expenses shall not include (i) the cost of replacement of the air handler and chiller on the roof of the Building, (ii) the cost of replacing the roof of the Building, (iii) the cost of replacing the elevator for the Building, or (iv) the cost for which Landlord is responsible pursuant to the Work Letter relating to compliance with Title 24 of the California Code of Regulations, all of which costs are anticipated to be incurred by Landlord prior to the Lease Commencement Date. Notwithstanding any provision to the countrary of this Paragraph 6.4 in no event shall the aggregate amount payable by Tenant pursuant to the provisions of this Paragraph 6.4 during the initial term of nine (9) years exceed Two Hundred Thousand Dollars ($200,000).

7. Security Deposit. As and for security for Tenant’s full and faithful performance of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant, Tenant, upon execution of this Lease, shall deposit with Landlord a security deposit of Two Million Seven Hundred Seventy-Three Thousand Two Hundred Eighty Seven Dollars ($2,773,287) in cash or, at Tenant’s option, in the form of an unconditional, irrevocable letter of credit (“LOC”) in such amount in favor of Landlord in a form and from a financial institution located in San Francisco, California (or alternatively accepting presentations for draw purposes by facsimile and/or overnight courier), reasonably acceptable to Landlord. Landlord hereby approves Silicon Valley Bank as the bank issuing the LOC. At any time during the Term upon at least ten (10) business days’ prior notice to Landlord, Tenant may elect to convert the form of the Security Deposit from cash to a LOC or from a LOC to cash, so long as the provisions of this Paragraph 7 are complied with. If at any time during the Term, any item constituting rent as provided herein, or any other sum payable by Tenant to Landlord hereunder, shall be overdue and unpaid beyond any applicable notice and cure periods, then Landlord may, at the sole option of Landlord, but without any requirement to do so, and without prejudice to any other remedy which Landlord may have, access the cash deposit, or draw down or make a claim or demand for draw against the LOC, in the amount of the sum equal to the overdue and unpaid amount, together with Landlord’s actual and reasonable expenses incurred in connection with the Default, and apply such sum to payment of such overdue rent or other sum. The LOC shall provide for partial draws and further provide that any draw thereunder shall be accompanied by a certificate of an officer or manager of Landlord stating that Tenant is in Default and that Landlord or its authorized agent is entitled to draw down on the LOC the amount requested pursuant to the terms of this Lease. Further in the event of the failure of Tenant to keep and perform any nonmonetary term, covenant or condition of this Lease to be kept or performed by Tenant beyond any applicable cure periods and the receipt of any required notice, at the sole option of Landlord, and without prejudice to any other remedy which Landlord may have, Landlord may access the cash deposit or draw down the entire LOC, or so much thereof as may be necessary to compensate Landlord for any loss or damage sustained or suffered by Landlord, or which Landlord may sustain or suffer, due to such breach on the part of Tenant. In the event that all or any portion of the cash deposit is accessed or the LOC is drawn down by Landlord to pay overdue rent or other sums due and payable to Landlord by Tenant hereunder as described in this Paragraph 7, then Tenant shall, within ten (10) business days after receipt of written demand of Landlord, deliver to Landlord a sufficient amount in an additional LOC (or cash, as the case may be) to restore Landlord’s security to the original, total amount of the security deposit as provided in this Paragraph. Any failure on the part of Tenant to do so within ten (10) business days following the date on which written demand for restoration is deemed given hereunder, shall constitute a Default of this Lease pursuant to Paragraph 25.1(d) below without further written notice to Tenant. The LOC shall be maintained by Tenant during the entire Term of this Lease and for a period of thirty (30) days thereafter (the last day of such thirty (30) day period shall be referred to as the “Return Date”). If the LOC is to expire before the Return Date, Tenant shall replace the LOC by providing Landlord with a substitute LOC at least thirty (30) days prior to the expiration date of the then effective LOC being held by Landlord in the applicable amount required hereunder and the failure to do so shall constitute a Default entitling Landlord to draw the full amount of the LOC and hold the proceeds thereof as a cash security deposit hereunder. The LOC shall provide, in part, that the LOC shall be automatically renewed through and including at least the Return Date unless the issuer gives written notice to Landlord at least thirty (30) days prior to the expiration of the LOC that such issuer does not intend to renew the LOC. In such event, Landlord shall be entitled to draw the full amount of the LOC and hold the proceeds thereof as a cash security deposit hereunder unless a substitute LOC is delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of the then existing LOC. Any cash deposit held by Landlord as security shall be non-interest bearing and may be commingled by Landlord with other funds of Landlord. In the event Landlord transfers the security deposit to any successor in interest of Landlord to title of the Site and Building, then, in such event, Landlord shall be discharged from any further obligation or liability with respect to the security deposit. Any LOC issued in favor of Landlord may, if required by any lender holding a mortgage or deed of trust secured by the Site and Building, be transferred to such lender provided that such lender, Landlord and Tenant enter into an agreement reasonably acceptable to all parties governing such lender’s right to draw down money on, or further transfer, the LOC. Tenant waives the provisions of California Civil Code Section 1950.7 and all other provisions of law now in force or that become in force after the date of execution of this Lease that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damages caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any loss or damage caused by the act or omission by Tenant or Tenant’s officers, agents, employees, independent contractors or invitees as elsewhere provided herein. Upon the expiration or earlier termination of this Lease, Landlord shall return to Tenant within thirty (30) days of Tenant vacating the Premises so much of the security deposit as has not been applied or entitled to be held by Landlord to be applied to cure any and all defaults by Tenant and/or to compensate Landlord for any and all damages or loss suffered or which may be suffered by Landlord resulting from the default or breach by Tenant.

8. Use.

8.1 Tenant shall use the Premises for general office purposes, including administrative functions, and all purposes reasonably incident thereto and reasonably commensurate with the operation and occupancy of a technology company headquarters in the South of Market District, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. Subject to Landlord’s prior written approval of plans therefore, Tenant shall have the right to use a portion of the Premises for the operation of, and include in the Tenant Improvements (or subsequent Changes) the construction of, a kitchen/cooking facility (including a gas line of adequate capacity with gas lines stubbed to the Premises) for Tenant’s employees and guests only (in no event shall such kitchen/cooking facility be open to or serve the general public), on and subject to the following terms and conditions: Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such kitchen/cooking facility uses (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant’s installation of any alterations in the Premises in connection with such kitchen/cooking facility uses. Tenant shall have access to the Premises 24 hours per day/ 365 days per year. Tenant shall not use or occupy the Premises in violation of any recorded covenants, conditions and restrictions affecting the Site or of any law, code, regulation, rule, order, or injunction or of the Certificate of Occupancy issued for the Building. Upon five (5) business days written notice from Landlord, Tenant shall discontinue any specific use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any recorded covenants, conditions and restrictions affecting the Site or of any law, code, regulation, rule, order, or injunction or of the Certificate of Occupancy. However, Tenant, at Tenant’s expense, may contest by appropriate proceedings in good faith the legality or applicability of any law affecting the Premises, provided that (i) the Building or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of noncompliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non-compliance or contest is not prohibited under any then-applicable mortgage, (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable laws in connection with the operation of the Building, and (v) the Certificate of Occupancy for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). In the event that Tenant commences a Compliance Challenge, Tenant’s obligation to cease any use specified in Landlord’s notice and/or obligation to comply with the applicable law in question shall, unless otherwise mandated by applicable law, be suspended pending the resolution of the Compliance Challenge. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent. Landlord shall not unreasonably withhold, delay or condition Landlord’s consent to Tenant’s installation of antennae on the roof of the Building. Subject to Tenant’s right to commence a Compliance Challenge, Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s specific use or alteration of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Site, the Building, the Premises, and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Upon demand, Tenant shall promptly reimburse Landlord as additional rent for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Paragraph 8. Tenant shall not do or permit anything to be done in or about the Site, the Building, and/or the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use or allow the Premises to be used for any unlawful purpose. Tenant shall not cause, maintain or permit any nuisance in, on or about the Site, the Building and/or the Premises, or allow any noxious odors to exist at or emanate from the Site, the Building and/or the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Site, the Building and/or the Premises and shall keep the Premises in good repair and appearance. Tenant shall not place a load upon the Premises which exceeds the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect Huntsman Architectural Group, with the partitions to be considered a part of the live load. Landlord reserves the right to reasonably prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof, based upon Landlord’s architect’s written recommendation, which Landlord will provide to Tenant. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load. Tenant shall fasten all files, bookcases and like furnishings to walls in a manner to prevent tipping over in the event of earth movements. Landlord shall not be responsible for any damage or liability for such events.

8.2 Except for the normal and proper use and storage of typical cleaning fluids and solutions, and office equipment supplies (such as copier toner), in amounts commensurate with Tenant’s permitted use and occupancy of the Premises, Tenant shall not use, introduce to the Site, the Building and/or the Premises, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Site, the Building and/or the Premises or transport to or from the Site, the Building and/or the Premises any Hazardous Material (as defined below in this Paragraph 8.2) or allow its employees, agents, contractors, invitees or any other person or entity to do so. Tenant warrants that it shall not make any use of the Site, the Building and/or the Premises which may cause contamination of the soil, the subsoil or ground water. Tenant shall not permit the Premises to be in violation of any laws regarding Hazardous Materials brought onto the Premises by Tenant, its employees, agents or contractors; provided however that nothing in this Lease shall be construed to impose responsibility on Tenant for the remediation of Hazardous Materials that (i) were present in, on or under the Building on the Lease Commencement Date, (ii) are introduced into the Premises by Landlord’ its employees, agents or contractors, or (iii) which may migrate to the Premises through the air, water or soil through no fault of Tenant, its employees, agents or contractors. Tenant shall give immediate written notice to Landlord of (i) any action, proceeding or inquiry by any governmental authority or any third party with respect to the presence of any Hazardous Material on the Site, the Building and/or the Premises or the migration thereof from or to other property or (ii) any spill, release or discharge of Hazardous Materials that occurs with respect to the Site, the Building and/or the Premises or Tenant’s operations, of which Tenant has notice. Landlord shall give immediate written notice to Tenant of (i) any action, proceeding or inquiry by any governmental authority or any third party with respect to the presence of any Hazardous Material on the Site, the Building and/or the Premises or the migration thereof from or to other property or (ii) any spill, release or discharge of Hazardous Materials that occurs with respect to the Site, the Building and/or the Premises or Landlord’s operations, of which Landlord has notice.

(a) Tenant shall indemnify and hold harmless Landlord, its directors, officers, members, employees, managers, agents, successors and assigns (collectively “Landlord Parties”, individually a “Landlord Party”) from and against any and all claims arising from Tenant’s use, generation, manufacture, production, storage, release, discharge or disposal of Hazardous Materials on the Site, the Building and/or the Premises in violation of the terms, covenants and conditions of this Paragraph 8. The indemnity shall include all costs, fines, penalties, judgments, losses, attorney’s fees, expenses and liabilities incurred by any of the Landlord Parties for any such claim or any action or proceeding brought thereon including, without limitation,’ (a) all actual damages; and (b) the costs of any cleanup, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof, including without limitation all costs of monitoring and all fees and expenses of consultants and experts retained by and of the Landlord Parties. This indemnity shall survive the expiration or termination of this Lease. In any action or proceeding brought against any of the Landlord Parties by reason of any such claim, upon notice from such Landlord Party if such Landlord Party does not elect to retain separate counsel, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to such Landlord Party. Landlord shall indemnify and hold harmless Tenant, its directors, officers, members, employees, agents, successors and assigns (collectively “Tenant Parties”, individually a “Tenant Party”) from and against any and all claims arising from the use, generation, manufacture, production, storage, release, discharge or disposal of Hazardous Materials on the Site, the Building and/or the Premises occurring prior to the Lease Commencement Date or during the Lease Term as a result of Landlord’s or Landlord Parties’ use, generation, manufacture, production, storage, release, discharge or disposal of Hazardous Materials on the Site, the Building and/or the Premises.

(b) As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city or state in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term “Hazardous Material” shall include all of those materials and substances defined as “hazardous materials” or “hazardous waste” in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same shall be amended from time to time, petroleum, petroleum-related substances and the by-products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

9. Payments and Notices. All rents and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord by check, cashier’s check, ACH bank account transfer or wire transfer at the address designated by Landlord in the Summary or at such other places as Landlord may hereafter designate in writing at least thirty (30) days prior to the effective date upon which payments are to be made to such alternate address. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery, certified mail, return receipt requested, or by recognized overnight courier. If notice is given by personal delivery, such notice shall be deemed to be given upon delivery (unless the date of delivery is a weekend or holiday, in which event such notice shall be deemed given upon the next succeeding business day). If notice is given by certified mail addressed to Tenant or to Landlord at the address designated in the Summary, then such notice shall be deemed given three (3) business days following deposit in the U.S. Mail, postage prepaid, addressed to Tenant or to Landlord at the addresses designated in the Summary. If notice is given by overnight courier, notice shall be deemed given the next business day following delivery to the courier for next business day delivery, charges prepaid, addressed as stated above. Either party may by written notice to the other specify a different address for notice purposes except that Landlord may in any event use the Premises as Tenant’s address for notice purposes. If more than one person or entity constitutes the “Tenant” under this Lease, the giving of any notice upon any one of said persons or entities shall be deemed as giving notice to all of said persons or entities.

10. Brokers. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers. Tenant shall have no responsibility therefor. As part of the consideration for the granting of this Lease, Tenant represents and warrants to Landlord that no other broker, agent or finder was hired by Tenant, negotiated with Tenant or, to Tenant’s knowledge, was instrumental in negotiating or consummating this Lease and to Tenant’s knowledge there is no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall hold Landlord (and/or each of the Landlord Parties) harmless from all damages and indemnify Landlord (and/or each of the Landlord Parties) for all said damages paid or incurred by Landlord (and/or each of the Landlord Parties) resulting from any claims that may be asserted against Landlord (and/or each of the Landlord Parties) by any broker, agent or finder who has, or has claimed to have, rendered services to Tenant undisclosed by Tenant herein. Landlord shall hold Tenant harmless from all damages and indemnify Tenant for all said damages paid or incurred by Tenant resulting from any claims that may be asserted against Tenant by any broker, agent or finder who has, or has claimed to have, rendered services to Landlord undisclosed by Landlord herein.

11. Holding Over. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease with Landlord’s express consent, Tenant’s occupancy shall be a month to month tenancy at a rent agreed upon by Landlord and Tenant but, in no event less than the Monthly Basic Rent payable under this Lease during the last full month before the date of expiration or earlier termination. The month to month tenancy shall be on the terms and conditions of this Lease except as provided in the preceding sentence and the Lease clauses concerning extension rights. If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty percent (150%) of the Monthly Basic Rent which would be applicable to the Premises upon the date of expiration of the Term (prorated on a daily basis), and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable including, without limitation, the obligation to pay Direct Operating Expenses and Common Operating Expenses as provided in Paragraphs 5 and 6.2. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this Paragraph 11 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises, Tenant shall indemnify and hold Landlord harmless from all loss or liability arising out of such failure, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender. No provision of this Paragraph 11 shall be construed as implied consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon expiration or other termination of this Lease. The provisions of this Paragraph 11 shall not be considered to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease or at law; provided, however, that Landlord shall not be entitled to consequential damages except as expressly provided in this Paragraph 11.

12. Taxes on Tenant’s Property. Tenant shall be liable for and shall pay before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Site, the Building, and/or the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after ten (10) business days’ prior written notice to Tenant, pays the taxes based upon such increased assessments, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, then, upon demand Tenant shall repay to Landlord the taxes levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment. Notwithstanding the foregoing, at Tenant’s sole cost and expense and at no expense or cost to Landlord, Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring a good faith suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, any amount so recovered to belong to Tenant. For avoidance of doubt, Real Property Taxes will not include any taxes payable by Tenant pursuant to the provisions of this Paragraph 12, or any taxes payable by any other building occupant pursuant to provisions similar to this Paragraph 12.

13. Condition of Premises.

13.1 Other than as expressly stated in this Lease, Tenant acknowledges that neither Landlord nor any of the Landlord Parties have made any representation or warranty of any kind whatsoever with respect to the Site, the Premises and/or the Building or with respect to the suitability of either for the conduct of Tenant’s business. Tenant acknowledges and agrees that Tenant is relying solely upon Tenant’s own inspection of the Site, the Building and the Premises, and Tenant is not relying on any representation or warranty from the Landlord regarding the Site, the Premises or the Building, except as specifically set forth in this Lease, including, without limitation, any representation or warranty as to the physical condition, design or layout of the

Site, the Building and the Premises. Notwithstanding the foregoing, Landlord expressly represents and warrants that all Building Systems serving the Premises are, or will be as of the Lease Commencement Date, in good working condition and the Premises and Building as delivered by Landlord to Tenant (and after completion by Tenant of the Compliance Work as defined in the Work Letter) shall comply with all applicable laws and regulations, including, without limitation the Americans With Disabilities Act (42 U.S.C. Section 12101 et seq.) (“ADA”), and all applicable codes relating to restroom facilities and Landlord at Landlord’s sole cost and expense, will be responsible for all work and costs incurred (whether in connection with Tenant’s construction of the Tenant Improvements pursuant to the Work Letter or otherwise) to bring the Premises, into compliance with the ADA or Title 24 as enacted and in effect as of the Lease Commencement Date. Subject to the provisions of the Work Letter, the costs incurred by Tenant to bring any portion of the Premises into compliance with any such laws in connection with Tenant’s construction of Tenant Improvements, shall be the responsibility of Landlord and Landlord shall reimburse Tenant for any such costs within thirty (30) days following Tenant’s delivery to Landlord of a reasonably detailed invoice therefor provided that the obligation of Landlord to reimburse Tenant shall be as more particularly governed by the provisions of the Work Letter. Common Area Operating Expenses will not include any costs incurred by Landlord to bring the Building, or any portion thereof, into compliance with any of the laws or regulations described in the immediately preceding sentence applicable to the Building.

13.2 Landlord hereby<discloses to Tenant pursuant to California Civil Code Sections 55.53 and 1938 that as of the date of this Lease, the Premises and the Building have not been inspected by a Certified Access Specialist.

14. Alterations.

14.1 Other than changes to the roof, the structural portions of the Building and/or structural portions of the Premises, and to the foundation, Tenant may, at any time and from time to time during the Term of this Lease, at its sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called “Changes” and individually, a “Change”) in and to the Premises, on the following conditions, provided that such Changes will not result in a violation of applicable laws, codes, regulations, orders or injunctions or require a change in the Certificate of Occupancy applicable to the Premises:

(a) The outside appearance, character or use of the Building shall not be affected, and no Changes shall weaken or impair the structural strength or, in the reasonable opinion of Landlord, materially lessen the value of the Building, the Site, and/or the Premises or create the potential for unusual expenses to be incurred upon the removal of Changes and the restoration of the Premises upon the termination of this Lease.

(b) No part of the Building outside of the Premises shall be physically affected (other than tie-ins to Building Systems pursuant to approved plans),

(c) The proper functioning of any of the mechanical, electrical, sanitary and other service systems or installations of the Building (“Service Facilities”) shall not be adversely affected, and there shall be no construction which might interfere with Landlord’s free access to the Service Facilities or interfere with the moving of Landlord’s equipment to or from the enclosures containing the Service Facilities.

(d) In performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this Paragraph 14, and Tenant shall not unreasonably interfere with or unreasonably disturb any other tenants (of such tenants, invitees, employees, or agents) use and enjoyment of the Site and the Building.

(e) All work shall be done at such times and in such manner as Landlord from time to time may reasonably designate.

(f) Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages.

(g) Landlord shall have the right, to be exercised by written notice delivered to Tenant concurrently with Landlord’s approval of any Change, to notify Tenant that the Change in question (or a component thereof) shall be required to be removed by Tenant upon date of expiration or sooner termination of this Lease. In such event, Tenant will restore the Premises to their condition prior to the making of the applicable Changes, reasonable wear and tear, and damage for which Tenant is not liable, excepted. If Tenant fails to complete the restoration before expiration of the Term, Landlord may complete the restoration and charge the cost of the restoration to Tenant. Notwithstanding the foregoing, Tenant shall have no obligation to restore the Premises to its condition prior to the construction of the Tenant Improvements contemplated by Paragraph 1.5.

14.2 Before proceeding with any Change (exclusive only of changes to items constituting Tenant’s personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall in all cases require Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. At Tenant’s sole cost and expense Landlord may confer with consultants in connection with the review of such plans and specifications. If Landlord or such consultant(s) shall disapprove of any of the Tenant’s plans, Tenant shall be advised of the reasons of such disapproval. In any event, Tenant agrees to pay to Landlord, as additional rent, the reasonable out of pocket cost of such consultation and review immediately upon receipt of invoices either from Landlord or such consultant(s). Any Change for which approval has been received shall be performed in accordance with the approved plans and specifications, and no material amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord.

Landlord agrees to endeavor to respond to any request by Tenant for approval of Changes which approval is required hereunder within fifteen (15) business days after delivery of Tenant’s written request; Landlord’s response shall be in writing and, if Landlord withholds its consent, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval. If Landlord delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit its plans to Landlord. Landlord shall not have the right to charge any construction administration or supervision fee in connection with Tenant’s performance of Changes provided that Landlord shall be entitled reimbursement from Tenant for Landlord’s third party out of pocket costs incurred in connection with the review by Landlord of any Changes proposed by Tenant.

14.3 Notwithstanding anything to the contrary contained in this Lease, Tenant, without Landlord’s prior written consent, shall be permitted to make Cosmetic Alterations, provided that: (a) Tenant shall notify Landlord in writing within thirty (30) days of completion of the Cosmetic Alteration, and (b) Tenant shall upon Landlord’s request, remove the Cosmetic Alteration at the termination of the Lease and restore the Leased Premises to their condition prior to such Cosmetic Alteration. As used herein, the term “Cosmetic Alterations” shall mean any modification to the Premises not involving any material penetration of any walls of the Premises or any material modifications of the floor (other than carpeting) or ceiling of the Premises and shall include, without limitation, the hanging of paintings or decorative accessories on any interior walls of the Premises, any painting of the interior walls of the Premises as well as the installation or replacement of any carpet or other floor covering in all or any portion of the Premises, and on an aggregate basis in any one year do not cost in excess of Two Hundred Thousand Dollars ($200,000) provided that any installation or replacement of carpeting by Tenant shall not be subject to the Two Hundred Thousand Dollar ($200,000) limitation.

14.4 If the proposed Change requires approval by or notice to the lessor of a superior lease or the holder of a mortgage, Landlord will promptly give Tenant notice of such requirement, and no Change shall be commenced until such approval has been received, or such notice has been given, as the case may be, and all applicable conditions and provisions of said superior lease or mortgage with respect to the proposed Change or alteration have been met or complied with, at Tenant’s expense; and Landlord, if it approves the Change, will request such approval or give such notice, as the case may be.

14.5 Tenant shall submit to Landlord the name and address of each contractor intended to be used by Tenant in connection with construction of Changes; Landlord’s approval of any contractor shall not be unreasonably withheld, conditioned or delayed. If Landlord does not object to a contractor within ten (10) business days of receipt of Tenant’s written notification of the identity of the contractor, Landlord shall be deemed to have approved the contractor. No contractor which is unacceptable to Landlord shall be engaged by Tenant. All costs and expenses incurred in Changes shall be paid by Tenant prior to delinquency. If Landlord approves the construction of specific interior improvements in the Premises by contractors or mechanics selected by Tenant and approved by Landlord, then Tenant’s contractors shall obtain on behalf of Tenant and at Tenant’s sole cost and expense, (i) all necessary governmental permits and certificates for the commencement and prosecution of Tenant’s Changes and for final approval thereof upon completion and (ii) at Landlord’s reasonable request with respect to any Change or Changes which exceed $150,000.00 in cost, evidence, as may be reasonably satisfactory to Landlord, that Tenant has sufficient financial capacity to bear the cost of the anticipated Change. In the event Tenant shall request any Changes in the work to be performed after the submission of the plans referred to in this Paragraph 14 (other than de minimis changes which would qualify as “change directives” as opposed to “change orders” in accordance with applicable ALA. standards), such additional Changes shall be subject to the same approvals and notices as the Changes initially submitted by Tenant.

14.6 All Changes and the performance thereof shall at all times comply with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the Pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all commercially reasonable rules and regulations of Landlord of which Landlord has notified Tenant in writing, and Tenant shall cause Changes to be performed in compliance therewith and in good and first class workmanlike manner, using materials and equipment at least equal in quality and class to the installations of the Building. Changes shall be performed in such manner as not to unreasonably interfere with the occupancy of any other tenant in the Building nor delay or impose any additional expense upon Landlord in construction, maintenance or operation of the Building, and shall be performed by Contractors or mechanics approved by Landlord and submitted to Tenant pursuant to this Paragraph, who shall coordinate their work in cooperation with any other work being performed with respect to the Site and/or the Building. Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause to be carried, workers’ compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Building, of which Landlord and its managing agent, whose identity Landlord shall provide to Tenant in writing, shall be named as parties insured, in such limits as Landlord may reasonably prescribe, with insurers reasonably satisfactory to Landlord all in compliance with Paragraph 21.2. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to undertake any alteration or any improvements of any kind whatsoever in connection with the Premises or the Building as a result of or in connection with any Changes being made by Tenant (unless and to the extent that such alteration is necessary as a result of the warranty by Landlord contained in Paragraph 13 above being incorrect in any fashion). Without limitation to the foregoing, except as expressly set forth in the immediately preceding sentence, Landlord shall not be required to make any improvements or alteration of any kind whatsoever in order to comply with any applicable laws, orders, ordinances, regulations or building codes which may be required in connection with Changes being made by Tenant.

14.7 Tenant further covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond (pursuant to California Civil Code Section 8424) or otherwise, within thirty (30) days after notice to Tenant of the filing thereof, at the cost and expense of Tenant. All alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise as described above in Paragraph 14.1(g), become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term hereof. Notwithstanding the immediately preceding sentence, Landlord may, by written notice given to Tenant at least thirty (30) days prior to the end of the Term, require Tenant to remove all partitions, counters, railings and like installed by Tenant and Tenant shall repair any damage to the Premises arising from such removal. Notwithstanding the immediately preceding sentence, Tenant shall not be required to remove or restore any Changes which Landlord did not require to be removed in accordance with the provisions of Paragraph 14.1(g).

14.8 All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant. Tenant may remove such items at Tenant’s sole cost and expense at any time during the Term, and Tenant shall repair any damage caused by such removal. Tenant shall restore and repair all damage to the Premises caused by such removal, and shall otherwise perform such removal in accordance with Landlord’s reasonably imposed scheduling and other requirements. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof. Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession, or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain. Landlord shall apply such proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

14.9 Subject to the other provisions of this Lease (including Paragraphs 1.3 and 17), Landlord reserves the right at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Site or the Building (including the Premises if required so to do by any law or regulation) and to the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages and stairways thereof; provided that Landlord shall use commercially reasonable efforts to avoid unreasonable interference with Tenant’s access to and use of the Premises. Without limiting the foregoing, Landlord may change the name by which the Building is commonly known, as Landlord may deem necessary or desirable. Nothing contained in this Paragraph 14, shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to the terms, covenants and conditions of this Lease, to making any repair, replacement or improvement required hereby, or to complying with any law, order or requirement of any government or other authority. Nothing contained in this Paragraph 14 shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision of repair of the Site, the Building and/or the Premises or any part thereof other than as provided in this Lease.

14.10 The construction of the Tenant Improvements pursuant to the provisions of the Work Letter attached to this-Lease as Exhibit B shall be governed by the terms of such Work Letter to the extent inconsistent with the provisions of this Paragraph 14.

14.11 Within thirty (30) days of completion of any Changes (other than for mere decorative Changes), Tenant shall provide Landlord with a set of final “as-built” plans.

14.12 Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that (A) if Tenant’s Security System ties into the Building security system, Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the Building security system and the Building Systems, and (B) to the extent that Tenant’s Security System is not compatible with the Building security system or the Building Systems, Tenant shall not be entitled to install or operate it. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System, provided that, notwithstanding the foregoing, Tenant may install any security system it desires that does not require linkage with the Building security system and which does not affect the Building security system and which does not (i) create (a) an adverse effect on the structural integrity of the Building, (b) a non-compliance with any applicable laws, (c) an adverse effect on the Building Systems, (d) an effect on the exterior appearance of the Building, or (e) unreasonable interference with the normal and customary office operations of any other tenant in the Building, or (ii) adversely affect Landlord’s ability to operate the Building. Tenant shall provide Landlord with any information reasonably required regarding Tenant’s Security System in the event access to the Premises is necessary in an emergency. Upon the expiration or earlier termination of the Term, at Landlord’s option, the Tenant’s Security System shall become the property of Landlord and be surrendered to Landlord with the Premises. In furtherance of the same, Landlord shall have the right to require Tenant to convey the Tenant’s Security System to Landlord free of all liens at the end of the Term, at no cost to Landlord, pursuant to a commercially reasonable form of bill of sale or other conveyance agreement to be executed by Tenant. Further, at the expiration or early termination of this Lease, Landlord shall be entitled to require that Tenant remove Tenant’s Security System from the Building at its cost and repair any and all damage resulting from any such removal.

15. Repairs and Maintenance.

15.1 Tenant acknowledges that Landlord shall be responsible for repairing and maintaining, in first-class condition and repair, the Building and all components and systems which are a part of or serve the Building, and the corresponding costs of maintenance and repairs shall be included as part of the Direct Operating Expenses or Common Operating Expenses, as the case may be, paid by Tenant: pursuant to, and subject to the limitations contained in, Paragraph 5 or Paragraph 6 as the case maybe. Tenant shall upon the expiration or sooner termination of the Term surrender the Premises to Landlord in good condition, reasonable wear and tear and items for which Landlord bears sole responsibility for the cost of repair and maintenance excepted. Landlord shall have no obligation to alter, remodel, improve, decorate or paint the Premises or any part thereof in anticipation of Tenant’s occupancy of the Premises (except as may be necessary in order for Landlord to be in compliance with the warranty set forth in Paragraph 13 above and as otherwise provided in the Work Letter and this Lease), and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises except as specifically set forth in this Lease. “Building Systems” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity, life-safety or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

15.2 Landlord shall repair and maintain in first-class condition and repair and in compliance with all laws the structural components of the Building and Premises (consisting of the exterior and other load bearing walls, footings, columns, structural floors and foundations). The cost of any and all such repairs shall be included as part of the Direct Operating Expenses or Common Operating Expenses, as the case may be, and paid by Tenant pursuant to and subject to the limitations contained in, Paragraph 5 or Paragraph 6 as the case may be. Landlord shall not be liable for any failure to make any repairs, or to perform any maintenance, required of Landlord unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar law, statute or ordinance now or hereafter in effect. Landlord expressly reserves the right to access the Premises and all parts of the Building as required to perform its maintenance obligations hereunder. Notwithstanding any of the provisions of this Lease to the contrary, if Tenant provides notice (or which maybe telephonic to the Building’s property management office in the event of an Emergency, defined below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Building, including the Building structure and/or Building Systems, which event or circumstance with respect to the Building structure or Building Systems materially and adversely affects the conduct of Tenant’s business from the Premises (or any material portion), and Landlord fails to commence corrective action not later than five (5) business days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional one (1) business day’s notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial five (5) business day notice and the subsequent one (1) business day notice shall not be required in the event of an Emergency), and if such action is not commenced by Landlord within such one(l) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action in the manner described below and shall be further entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate (hereinafter defined). If Tenant takes any such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to this Paragraph 15.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Landlord and Tenant shall thereafter attempt to resolve the dispute regarding such charges and in the event of a failure to achieve resolution Tenant may proceed to file a claim against Landlord. If Tenant prevails in such claim, the amount of the award shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and reasonable attorneys’ fees and related costs. For purposes of this Paragraph 15.2, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems, Building structure, Premises, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

16. Liens. Tenant shall not permit any mechanic’s, material men’s or other liens to be filed against the real property of which the Site, the Building, and/or the Premises form a part, nor against the Tenant’s leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. Notwithstanding any other provision in this Lease to the contrary, if any such liens are filed, and the same are not removed by Tenant within thirty (30) days after notice to Tenant of such filing, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, upon notice to Tenant, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Thereafter Tenant shall promptly pay to Landlord, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the lesser of 10% or the maximum rate per annum permitted by law from the date of such payment by Landlord.

17. Entry by Landlord. Subject to limitations described in the last paragraph of Paragraph 1.3 and this Paragraph 17 below, Landlord reserves and shall at any and all reasonable times and upon reasonable prior notice to Tenant of not less than twenty four (24) hours (except in the case of emergency) have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or mortgagors/lenders or, to post notices of non-responsibility, to alter, improve or repair the Premises or any other portion of the Building, to show the Premises during the last twelve (12) months of the Term of this Lease to prospective tenants, all without being deemed guilty of any eviction of Tenant and without abatement of rent except as expressly set forth below in this Paragraph 17. In order to carry out such purposes, Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Notwithstanding anything to the contrary set forth in this Paragraph 17, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building; (ii) as required by applicable law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except as expressly set forth herein. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes), and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord. In the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform or commence to perform after at least three (3) business days’ prior written notice by Tenant to Landlord identifying such failure, which substantially interferes with Tenant’s use of or ingress to or egress from the Building or Premises and is not necessitated by Tenant’s breach or Default hereunder or performed in such manner at the Tenant’s express request; (ii) any failure to provide services, utilities or ingress to and egress from the Building or Premises if such failure is attributable solely to the act or omission of Landlord (or Landlord’s agents, employees or contractors) or to Landlord’s failure to perform its maintenance obligations set forth herein as specifically identified in a written notice given by Tenant to Landlord; or (iii) the presence of Hazardous Materials due to the acts or omissions of Landlord or Landlord’s agents, employees or contractors (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then if such Abatement Event continues for five (5) consecutive business days (the “Eligibility Period”), then the rent payable hereunder shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or any material portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. If Tenant’s right to abatement occurs during a free rent period, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”).

18. Utilities and Services. Landlord agrees during the period from and after the Early Access Date and thereafter during the Lease Term to furnish to the Premises Monday through Friday from 7:00 a.m. through 7:00 p.m., holidays excepted, (unless otherwise stated below),

(a) electric current for normal lighting and fractional horsepower office machines, electricity in an amount not less than 1.0 watts per rentable square foot for lighting and 5.0 watts per rentable square foot for convenience power,

(b) hot and cold water for lavatory, kitchen/pantry and drinking purposes,

(c) elevator service by non-attended automatic elevators,

(d) regular refuse removal,

(e) HVAC service sufficient to maintain comfortable temperatures throughout the Premises (i.e., no higher than 75° Fahrenheit with 50% relative humidity in the summer, and no lower than 72° Fahrenheit in the winter with 45% relative humidity) and

(f) washing of all exterior windows at least three (3) times per calendar year (collectively, “Base Building Services”).

Landlord shall have no responsibility to provide cabling or equipment to allow Tenant to obtain telecommunications and network connectivity and Landlord agrees that Tenant may select its own vendors and providers of telecommunications and network connectivity service. Landlord shall allow such providers to install their own cabling, conduits and equipment in the Building and Premises subject to Landlord’s prior approval of the specific plans and specifications therefor in accordance with Exhibit B or if after the completion of the Tenant Improvements Paragraph 14 above. Subject to Landlord’s rules, regulations, and restrictions and the terms of this Lease and applicable laws, Landlord shall permit Tenant, at no additional charge to Tenant, to utilize Tenant’s Share of the existing Building risers, raceways, and shafts available for use by the tenants and occupants of the Building to the extent (i) there is available space in the Building risers, raceways, and/or shafts for Tenant’s use, which availability shall be determined by Landlord in Landlord’s reasonable discretion, and (ii) Tenant’s requirements are consistent with the requirements of a typical general office user. The electrical services, and water (and sewer) provided to the Premises shall be separately metered to measure the consumption of electricity and water within the Premises, with Landlord to install all such meters at its expense as soon as reasonably practicable following the Early Access Date to the extent such meters are not in place as of such date. Tenant shall pay Landlord directly as part of the Direct Operating Expenses for all utilities consumed within the Premises, as measured by such separate meters. Landlord shall provide janitorial services to Tenant with respect to the Premises in accordance with the Specifications attached hereto as Exhibit D and the charge for such services shall be included as a portion of the Direct Operating Expenses or in the alternative, Tenant shall be entitled to engage a third party vendor to provide janitorial services for the Premises and in such event Tenant shall timely pay any and all costs of such third party vendor, Tenant shall directly contract for any and all security services with respect to the Premises and the cost of such services shall be paid directly by Tenant. Except as expressly set forth hereby, Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the Base Building Services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character/or for other causes beyond Landlord’s reasonable control. Landlord’s cost of providing such utility services shall be part of Direct Operating Expenses, Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of or inability to provide any services required to be provided by Landlord hereunder. In the event Tenant requires heat and/or air conditioning outside of the business hours specified above, Tenant shall pay to Landlord as additional rent the sum of Eighty-Five Dollars ($85.00) per hour per zone, for each hour of occupancy outside of the business hours specified above. Landlord represents and warrants that the Premises includes thermostats and Building management system automated controls for the HVAC service within the Premises, and that Tenant may control the temperatures maintained within the Premises during normal business hours. All charges levied against Tenant for utility and janitorial (if applicable) services together with charges for any and all Base Building Services shall be paid by Tenant to Landlord as reimbursement for any and all such costs and in accordance with the provisions of Paragraph 6.2and 6.3 above in a manner consistent with reimbursement to Landlord of Tenant’s Share of Common Operating Expenses. Any incandescent light bulbs used in the Premises shall be paid for by the Tenant. Upon Tenant’s request, Landlord’s personnel shall install incandescent light bulbs or other Building nonstandard bulbs in the Premises. Tenant agrees to pay Landlord upon demand Landlord’s cost for the maintenance and/or replacement, as applicable, of all such incandescent light bulbs installed or other Building nonstandard improvements; provided, that Landlord shall not be responsible in any manner for said maintenance, cleaning and repair. Landlord shall provide Tenant access to the Premises on a twenty-four (24) hour per day, seven (7) days per week basis, subject to events beyond Landlord’s reasonable control.

19. Indemnification.

19.1 To the fullest extent permitted bylaw, but subject to Paragraph 21.6 and except to the extent caused by the negligence or misconduct of Landlord or its agents, contractors, employees or invitees, or by Landlord’s breach of this Lease, Tenant hereby agrees to defend, indemnify, protect and hold Landlord and Landlord Parties harmless against and from any and all loss, cost, damage or liability arising in whole or in part from (i) Tenant’s use of the Site, the Building, and/or the Premises, (ii) the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees in or about the Site, the Building, and/or the Premises arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees, and (iii) from and against all costs, attorneys’ fees, expenses and liabilities incurred for such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Landlord and/or any of the Landlord Parties by reason of any such claim, Tenant upon notice from Landlord hereby agrees to defend Landlord and the Landlord Parties at Tenant’s expense by counsel approved in writing by Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Site, the Building, and/or the Premises from any cause whatsoever except that which is caused by Landlord’s or its agents, contractors, employees or invitees, negligence or intentional misconduct or breach of this Lease, and Tenant hereby waives all its claims in respect thereof against Landlord.

19.2 To the fullest extent permitted by law, but subject to Paragraph 21.6, Landlord hereby agrees to defend, indemnify, protect and hold Tenant harmless against and from any and all loss, cost, damage or liability suffered by Tenant arising in whole or in part from the negligence (to the extent not covered by liability insurance carried by Tenant pursuant to this Lease) or misconduct of Landlord or its agents, contractors, employees or invitees in or about the Site, the Building, and/or the Premises, including without limitation any liability or injury to the person or property of Tenant, its officers, directors, partners, employees, agents, invitees or guests. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord upon notice from Tenant hereby agrees to defend Tenant at Landlord’s expense by counsel approved in writing by Tenant (provided, that any counsel appointed by an insurance carrier shall be deemed acceptable to Tenant). Nothing herein shall relieve Tenant of liability for its own willful acts or negligence.

20. Damage to Tenant’s Property. Notwithstanding the provisions of Paragraph 19 to the contrary, except to the extent caused by the negligence (to the extent not covered by liability insurance carried by Tenant pursuant to this Lease) or misconduct of Landlord or its agents, contractors, employees or invitees, or Landlord’s breach of this Lease, Landlord and each of the Landlord Parties shall not be liable for any damage to property entrusted to employees of the Building, or for loss of or damage to any property by theft or otherwise, or for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building (including, but not limited to, the Premises) or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other patent or latent cause whatsoever. Landlord and each of the Landlord Parties shall not be liable for interference with the light, air, view or intangible characteristics or qualities of the Premises; provided, however, that Landlord agrees not to voluntarily construct any improvements or other structures which would materially interfere with the light, air, the view available at the Premises, unless such construction is required by applicable law. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects known to Tenant therein or in the fixtures or equipment located therein. Notwithstanding any provision of Paragraph 19 to the contrary, (i) neither Landlord nor any partner, director, officer, member, agent, servant or employee of Landlord shall be liable: for any such damage caused by other tenants or persons in, upon or about the Building, or caused by operations in the construction of any private, public or quasi-public work (the limitations of liability set forth in this clause (i) shall not apply to any damage or liability caused by the negligence (to the extent not covered by liability insurance carried by Tenant pursuant to this Lease) or intentional misconduct of Landlord Parties); and (ii) neither party hereto shall be liable to the other for consequential damages, including lost profits, of the other party or any person claiming through or under the other party (except, in the case of Tenant’s liability, as described in Paragraph 11 above).

21. Insurance.

21.1 During the Term hereof, Tenant, at its sole expense, shall obtain and keep in force the following insurance:

(a) Commercial general liability (“CGL”) insurance designating Landlord as an additional insured against claims for bodily injury and property damage occurring in, or about the Premises (including without limitation damage or injury to vehicles or persons in the parking lot located on the Site) arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence with a Five Million Dollar ($5,000,000) aggregate limit (such limits maybe achieved by a combination of primary and umbrella coverages). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and any insurance maintained by Landlord shall be excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

(b) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the causes of loss - special form (all risk) and in addition, boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to the full replacement value of the aggregate of the foregoing less any applicable deductible.

(c) Workers’ compensation insurance in accordance with statutory law.

(d) Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as result of such perils.

21.2 The policies required to be maintained by Tenant hereunder shall be with companies rated A-VIII or better in the most current issue of Best’s Insurance Reports. Insurers shall be authorized to do business in the State of California and domiciled in the USA. Any deductible amount under any insurance policies required hereunder shall not exceed Fifty Thousand Dollars ($50,000) without Landlord’s prior written consent, which consent will not be unreasonably withheld. Certificates of insurance shall be delivered to Landlord prior to the Tenant’s entry onto the Premises to fixturize the Premises and annually thereafter at least ten (10) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in either or both a blanket or umbrella policy, provided such blanket or umbrella policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance, to the extent consistent with insurance industry practices for the type of insurance, shall provide that Landlord (and any mortgagee) are additional insureds and shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage; Landlord expressly acknowledges that, as of the Effective Date, a majority of insurers are not willing to provide notice to third parties (including landlords) of cancellation or modification or insurance coverage as described in this sentence, and agrees that for so long as Tenant’s insurer(s) is unwilling to provide such notice, Tenant shall be obligated to promptly provide such notice to Landlord upon receipt of any such notice by Tenant from Tenant’s insurer(s),

21.3 Landlord shall maintain:

(a) fire and casualty insurance, with loss payable to Landlord and to any Mortgagee, insuring against loss or damage to the Building. The amount of such insurance shall be equal to the estimated replacement cost of the Building (as the same may increase during the Term), exclusive of foundations, as the same shall exist from time to time, but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the improvements involved, such latter amount is less than full replacement cost. Landlord’s policy shall contain at least twelve (12) months of “rental income loss” coverage payable in instances in which Tenant is entitled to rent abatement hereunder, and shall include (i) an “extended coverage” endorsement, (ii) a “building laws” and/or “law and ordinance” coverage endorsement that covers “costs of demolition,” “increased costs of construction” due to changes unbuilding codes and “contingent liability” with respect to undamaged portions of the Building, and (iii) an “earthquake sprinkler leakage” endorsement, with each such endorsement to be of a kind required by Landlord to assist Landlord in funding its obligations under this Lease to repair and restore the Building;

(b) CGL insurance against claims for bodily injury and property damage occurring in or about the Building in amounts as shall from time to time be carried by owners and operators of Comparable Buildings, but in no event less than Five Million Dollars ($5,000,000) with respect to bodily injury, personal injury or death to any one person and no less than Five Million Dollars ($5,000,000) for each accident with respect to property damage (including both primary and excess coverage), with a commercially reasonable deductible.

Tenant shall reimburse Landlord for Tenant’s Share of the premiums for fire and casualty, and liability insurance (subject to proration to the extent the premium covers a period prior or subsequent to the Term) as part of the Common Operating Expenses to be paid by Tenant. The insurance required by this Paragraph shall, in addition, include coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished, and shall also contain an agreed valuation provision in lieu of any coinsurance clause and waiver of subrogation. If such insurance coverage has a deductible clause, then Common Operating Expenses shall include the full deductible amount; provided, however, that such deductible amount is reasonably commensurate with the levels of deductibles then being maintained by owners of Comparable Buildings and further provided that the deductible amount included in Common Operating Expenses shall be prorated as provided Paragraph 6.2. Landlord shall not be required to insure against any damage caused by flood, terrorism, mold or environmental contamination.

21.4 Tenant will not knowingly keep, use, sell, or offer for sale in, or upon, the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises. If Tenant’s occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance required or actually carried by Tenant and/or Landlord with respect to the Premises, Tenant shall pay any such increase in premiums as additional rent. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Premises showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

21.5 If any insurance policy required to be maintained by Tenant shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the specific use of the Premises or any part thereof by Tenant or any assignee or sub-tenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within five (5) business days after written notice thereof, Landlord may, at its option, enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay all costs thereof to Landlord as additional rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable, or elects not, to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease in the event of a Default by Tenant.

21.6 Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage or is otherwise actually insured by an insurance policy maintained by the waiving party. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.

21.7 In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to, upon notice to Tenant, purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expense (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

22. Damage or Destruction.

22.1 In the event of any casualty damage which affects the Premises or the Building outside the boundaries of the Premises, Landlord will, within sixty (60) days following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as a first-class office building; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Landlord’s Repair Notice”). If the damage is covered under insurance pursuant to the provisions of the foregoing Paragraph 21 (or any other insurance Landlord may then be carrying), Landlord shall restore such damage provided that: (i) the insurance proceeds, plus the amount of any deductible (the payment of which shall be Tenant’s responsibility), are sufficient to pay all of the cost of restoration without the necessity of Landlord paying any additional cost of such repairs; and (ii) in the reasonable judgment of Landlord, the restoration can be completed within two hundred seventy (270) days after the date of the damage or casualty under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction. If such conditions apply so as to require Landlord to restore such damage pursuant to this Paragraph, this Lease shall continue in full force and effect, subject to Tenant’s rights as described below, unless otherwise agreed to in writing by Landlord and Tenant. Tenant shall be entitled to a proportionate reduction of Monthly Basic Rent at all times during which Tenant’s use of the Premises is interrupted, such proportionate reduction to be based on the extent to which the damage and restoration efforts actually interfere with Tenant’s access to or use of business in the Premises (which Landlord expressly acknowledges may be a circumstance in which the Premises are not damaged but the Building Systems are substantially damaged so as to render the Premises unusable or inaccessible to Tenant). Tenant’s right to a reduction of rent hereunder shall be Tenant’s sole and exclusive remedy in connection with any such damage.

22.2 In the event that the Building is damaged by a casualty, and Landlord is not required to restore such damage in accordance with the provisions of the immediately preceding Paragraph, Landlord shall have the option to either (i) repair or restore such damage, with the Lease continuing in full force and effect (subject to Tenant’s rights as described below), but Monthly Basic Rent to be proportionately abated as provided above; or (ii) give notice to Tenant at any time within forty-five (45) days after the occurrence of such damage terminating this Lease as of a date to be specified in such notice which date shall not be less than thirty (30) nor more than sixty (60) days after the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Monthly Basic Rent, reduced by any proportionate reduction in Monthly Basic Rent as provided for above, shall be paid to the date of such termination. Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to this Paragraph, if within thirty (30) days after receipt of Landlord’s notice Tenant elects to provide the funds necessary to make up the shortage (or absence) of insurance proceeds and provides Landlord with reasonable assurance thereof, Landlord shall restore the Building as provided in this Paragraph provided that the Building is reasonably subject to restoration within one hundred eighty (180) days following the date on which the casualty occurs.

22.3 If the Premises are damaged by fire or other casualty and are rendered not reasonably usable for Tenant’s business purposes thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if, pursuant to Landlord’s Repair Notice, the restoration shall not be substantially completed on or before the date which is nine (9) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of Landlord’s Repair Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the damage, and Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in Landlord’s Repair Notice, which period shall be extended to the extent of any delays caused by Tenant, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended.

22.4 Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease if the Building is damaged by fire or other casualty (and the reasonably estimated cost of restoration of the Building exceeds twenty percent (20%) of the then replacement value of the Building) and such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or the Term of the Extended Term, if applicable) by giving the other written notice thereof at any time within thirty (30) days following the occurrence of such damage or casualty. Such notice shall specify the date of such termination, which date shall not be less than thirty (30) nor more than sixty (60) days following the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent shall be paid to the date of such termination. Notwithstanding the foregoing to the contrary, Landlord shall not have the right to terminate this Lease if damage or casualty occurs during the last twelve (12) months of the Term if Tenant timely exercises the Extension Option within twenty (20) days after the date of such damage or casualty.

22.5 Upon any termination of this Lease under any of the provisions of this Paragraph, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except for (i) items which have already accrued and are then unpaid by either Tenant or Landlord under the Lease, (ii) any prepaid (and unearned) Monthly Basic Rent or unused security deposit amounts, and (iii) any amount owed by either Tenant or Landlord to the other under the Work Letter.

22.6 In connection with Landlord’s performance of its obligation to rebuild, Tenant will not unreasonably withhold, delay or defer its consent to modifications to the Tenant Improvements or the Building proposed by Landlord, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect Tenant’s use of the Premises. The repair and restoration of Tenant’s personal property and trade fixtures, shall be the obligation of Tenant.

22.7 Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

23. Eminent Domain.

23.1 In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (provided that Tenant may present a separate claim for Tenant’s relocation costs and lost personal property, so long as such claim does not diminish any award otherwise available to Landlord), and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant. If this Lease is not so terminated, Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant or for moving costs incurred by Tenant in relocating Tenant’s business. Landlord and Tenant hereby agree that if Landlord is obligated to repair or restore the Premises pursuant to this Paragraph 23.1, Landlord shall be obligated to make such repairs or restoration only of those portions of the Premises which were originally provided at Landlord’s expense (including the Tenant Improvements) and only to the extent of any award amount received by Landlord.

23.2 In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Paragraph 32 with respect to surrender of the Premises and upon such payment shall be excused from such obligations. For purpose of this Paragraph 23.2, a temporary taking shall be defined as a taking for a period of 270 days or less.

23.3 Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future law, ordinance or governmental regulation providing for, or allowing either party to petition the courts of the state of California for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

24. Bankruptcy. If Tenant shall file a petition in bankruptcy under any chapter of federal bankruptcy law as then in effect, or if Tenant be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within ninety (90) days from the date thereof, or if a receiver or trustee be appointed of Tenant’s property and the order appointing such receiver or trustee not be set aside or vacated within ninety (90) days after the entry thereof, or if Tenant shall assign Tenant’s estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law pass to any person or persons other than Tenant, then in any such event Landlord may, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord, forthwith terminate this Lease. Notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Paragraph 25.2 below. In the event of such termination, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises, and Tenant shall forthwith quit and surrender the Premises to Landlord. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Paragraph 24.

25. Defaults and Remedies.

25.1 The occurrence of any one or more of the following events shall constitute a Default hereunder by Tenant:

(a) The abandonment of the Premises by Tenant, as provided by the California Civil Code.

(b) The failure of Tenant to make any payment of Monthly Basic Rent or Common Operating Expenses or Direct Operating Expenses to be made by Tenant hereunder within three (3) business days following notice from Landlord that the same is past due.

(c) The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder other than Monthly Basic Rent, Common Operating Expenses or Direct Operating Expenses as and when due, where such failure continues for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161.

(d) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Paragraph 25.1(b) or 25.1(c) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and without interruption prosecute such cure to completion following the written notice from Landlord pursuant to this Paragraph.

(e) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within ninety (90) days.

25.2 In the event of any such Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. Upon such termination of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach (but not consequential damages except as provided in Civil Code Section 1951.2), including but not limited to the following:

(a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Paragraphs 25.2(a) and 25.2(b) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in

Paragraph 25.2(c) above, the worth at the time of awards is computed by discounting to present value at the time of the award such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

25.3 If a Default exists under this Lease, Landlord may exercise its rights under California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant has breached this Lease and abandoned the Premises and Landlord may recover rent as it becomes due; provided, however that Tenant has the right to sublet or assign tins Lease, subject to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

25.4 During the continuance of a Default, Landlord may enter the Premises without terminating this Lease and remove all of Tenant’s personal property, and any of Tenant’s trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable Landlord shall provide reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith; and the balance shall be applied to any past due amount owing hereunder. Tenant hereby waives all claims for damages that may be caused by Landlord’s re-entering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, except to the extent the same arise out of the gross negligence or willful misconduct of Landlord or Landlord’s employees or contractors and Tenant shall hold Landlord harmless from and against any loss, cost or damages resulting from any such act. No re-entry by Landlord shall constitute or be construed to be a forcible entry by Landlord.

25.5 All rights, options’ and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any Default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such Default if such Default persists or is repeated, and no express waiver shall affect Defaults other than as specified in said waiver. The consent or approval or Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

25.6 Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after notice by Tenant to Landlord specifying the nature of the obligation Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall not have the right based upon a default of Landlord to terminate this Lease or to withhold, offset or abate rent. Tenant’s sole recourse for Landlord’s default being an action for damages against Landlord arising out of Landlord’s default and/or for injunctive relief or declaratory judgment. Tenant shall not have the right to terminate this Lease or to withhold, offset or abate the payment of rent based upon the unreasonable or arbitrary withholding by Landlord of its consent or approval of any matter requiring Landlord’s consent or approval, including, but not limited to, any proposed assignment or subletting, Tenant’s remedies in such instance being limited to a declaratory relief action, specific performance, injunctive relief or an action for actual damages. Tenant shall not in any case be entitled to any consequential (including lost profits) or punitive damages based upon any Landlord default or withholding of consent or approval. Notwithstanding anything to the contrary contained in this Lease, Tenant agrees and understands that Tenant shall look solely to the estate and property of Landlord in the Building (which shall be deemed to include the rental income at the Building, the proceeds of any sale of all or any portion of the Building by Landlord as well as any insurance or condemnation proceeds), for the enforcement of any judgment (or other judicial decree) requiring the payment of money by Landlord to Tenant by reason of any default or breach by Landlord in the performance of its obligations under this Lease, it being intended hereby that no other assets of Landlord or any of Landlord’s affiliates shall be subject to levy, execution, attachment or any other legal process for the enforcement or satisfaction of the remedies pursued by Tenant in the event of such default or breach.

26. Assignment and Subletting. Except in connection with a “Permitted Transfer” or a “Desk License” (as each term is defined below) Tenant shall not voluntarily assign, hypothecate or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, (each a “Transfer”), without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Transfer without Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a Default if not rescinded within five (5) business days following notice from Landlord. No consent to any Transfer shall constitute a further waiver of the provisions of this Paragraph. No later than thirty (30) days prior to the effective date of a proposed Transfer other than a Permitted Transfer, Tenant shall notify Landlord in writing of Tenant’s intent to Transfer (“Transfer Notice”), the name of any proposed assignee or sublessee, information concerning the financial responsibility of the proposed assignee or sublessee and the terms of the proposed Transfer, and Landlord shall, within thirty (30) days of receipt of such written notice as well as any additional information reasonably requested by Landlord concerning any proposed assignee’s or sublessee’s financial responsibility, elect one of the following:

(a) Consent to such proposed Transfer;

(b) Refuse such consent, which refusal shall be on reasonable grounds, including but not limited to those matters set forth herein below;

(c) If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering:

“SECOND NOTICE DELIVERED PURSUANT TO PARAGRAPH 26 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF TRANSFER.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed Transfer within such five (5) business day period, Landlord shall be deemed to have approved the Transfer in question. If Landlord at any time timely delivers notice to Tenant of Landlord’s withholding of consent to a proposed Transfer, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent.

Notwithstanding anything to the contrary contained in this Paragraph 26, in the event Tenant contemplates an assignment or a sublease of 50% or more of the Premises for all or substantially all of the remaining Lease Term, in each case except in the event of a Permitted Transfer, Tenant shall, in addition to the Transfer Notice, give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Paragraph 26 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the entire remaining Term of this Lease. Thereafter, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the date stated in the Intention to Transfer Notice as the effective date of the proposed Transfer. Such recapture of the Contemplated Transfer Space by Landlord shall cancel and terminate this Lease with respect to the Contemplated Transfer Space for the remaining Term of this Lease and Tenant shall be relieved of its obligation under this Lease with respect to the Contemplated Transfer Space having been recaptured. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Paragraph 26, then, provided Landlord has consented to the proposed Transfer, and not otherwise, Tenant shall be entitled to proceed to transfer the Contemplated Transfer Space to the proposed transferee.

Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances: (i) if at the time consent is requested Tenant is in Default; (ii) in the case of a proposed assignment of Tenant’s interest in this Lease, if the proposed assignee’s credit, character and business or professional standing does not meet the reasonable standards of Landlord; or (iii) if the proposed assignee is an existing tenant of the Building (unless Landlord is not able to accommodate such existing tenant) or Landlord is currently actively marketing comparable space in the Building to such proposed assignee. Without limiting Other instances in which it may be reasonable for Landlord to withhold its consent to any encumbrance or hypothecation of the interest of Tenant in this Lease, Landlord and Tenant acknowledge that is reasonable for Landlord to withhold its consent in instances where by reason of such encumbrance or hypothecation a tenant other than a tenant as approved by Landlord may acquire rights with respect to the Premises or any portion of the Premises by reason of any default proceedings pursuant to any such encumbrance or hypothecation or otherwise.

In the event that Landlord shall consent to any Transfer under the provisions of this Paragraph, Tenant shall pay Landlord’s reasonable processing costs and attorneys’ fees incurred in giving such consent (not to exceed $2,500). Landlord’s consent to any Transfer, including without limitation in connection with a Permitted Transfer, shall not release or relieve Tenant from its obligations for the full and timely performance of each and every term and condition to be performed by Tenant hereunder. If for any proposed assignment or sublease Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent and monthly amortization of Transfer Costs (defined below) called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of the monthly amortization of all Transfer Costs and such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall, except where such assignee or subtenant is an affiliate of Tenant, pay to Landlord as additional rent hereunder 75% of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. As used herein, “Transfer Costs” shall mean commercially reasonable brokerage commissions, marketing costs, attorneys’ fees, and reasonable tenant improvement costs (or improvement allowances), incurred by Tenant in connection with such assignment or sublease, such Transfer Costs to be amortized for the purposes of Tenant’s recovery of same from excess consideration, on a straight-line basis without interest over the then remaining Term of this Lease as of the effective date of such assignment or subletting. Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant from any obligation under this Lease.

(d) Notwithstanding anything to the contrary contained in this Lease, Tenant may assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent, to any (i) entity which controls, is controlled by, or is under common control with Tenant; (ii) any entity which results from a merger of, reorganization of, or consolidation with Tenant; or (iii) any entity which acquires substantially all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises provided that, with respect to clauses (ii) and (iii) above, the assignee or sublessor as the case may be has a net worth greater than or equal to that of the Tenant at the commencement of the Term of this Lease (hereinafter each a “Permitted Transfer”). In addition, a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant becomes a publicly traded corporation. Landlord shall have no right to terminate the Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Tenant shall give Landlord at least thirty (30) days prior written notice of any proposed Permitted Transfer (unless such prior notice is precluded by applicable law, in which event Tenant will provide such notice as soon as permitted) and shall provide to Landlord such information as Landlord may reasonably request with respect to the proposed Permitted Transfer.

(e) Landlord acknowledges that Tenant may, from time to time, have vendors, clients or consultants performing work on behalf of Tenant occupy one or more desks or offices within the Premises on a temporary basis (and, for such purpose, Tenant may request that said individuals be issued Building access cards) but that such temporary “desk-sharing” shall not constitute a Transfer hereunder so long as Tenant does not separately demise any space so occupied by such individuals or entities. Any such arrangement is referred to herein as a “Desk License”, and the licensee under a Desk License, a “License Holder”. However, Tenant may not devote more than ten percent (10%) of the rentable area of the Premises to Desk Licenses. Tenant shall give written notice to Landlord at least five (5) business days prior to the date on which any individual becomes a License Holder which notice shall identify the individual, provide a brief description of the individual’s relationship to Tenant and provide such other information as Landlord may reasonably request. Each individual participating a License Holder shall be subject to the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

27. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions aforesaid on Tenant’s part to be observed and performed under this Lease and subject to the terms and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

28. Subordination, Non-disturbance and Attornment. Landlord represents to Tenant that, as of the Effective Date, there is no mortgage or deed of trust encumbering the Premises. Tenant agrees that if any loan is subsequently obtained by Landlord to be secured by the Site, Building and/or Premises, upon request Tenant shall agree to subordinate this Lease to the lien of such mortgage or deed of trust pursuant to, and subject to, the provisions of this Paragraph 28. Tenant agrees that in the event that any future mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the mortgagee or beneficiary, as applicable, agree in writing to attorn to and become the Tenant of the successor in interest to Landlord provided that in all events Tenant’s rights under this Lease shall not be affected absent any uncured Default by Tenant. Tenant covenants and agrees to execute (or make good faith comments to and thereafter execute) and deliver, upon request by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such future mortgage or deed of trust, provided that such documents shall confirm that Tenant’s leasehold interest and any offset rights of Tenant expressly set forth in this Lease, shall not be terminated or otherwise affected as a result of such financing or any exercise by lender of any rights against Landlord or the Premises thereunder.

29. Estoppel Certificate.

29.1 Within ten (10) business days following any written request which Landlord or Tenant (“Requesting Party”) may make from time to time, Tenant or Landlord, as applicable (“Responding Party”) shall execute and deliver to Requesting Party a statement, in a form acceptable to Requesting Party, certifying; (i) the Lease Commencement Date; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) the fact that to the knowledge of the Responding Party, there are no current defaults under this Lease by either Landlord or Tenant except as specified in such statement; and (v) such other matters reasonably requested by the Requesting Party. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 29 may be relied upon by any prospective mortgagee, beneficiary, purchaser, assignee or subtenant of the Premises or any interest therein or any auditor of either Landlord or Tenant.

29.2 The Responding Party’s failure to deliver such statement within such time shall be conclusive upon Responding Party (i) that this Lease is in full force and effect, without modification except as may be represented by Requesting Party, (ii) that there are no known uncured defaults in the Requesting Party’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance.

30. Conflict of Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

31. Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and assigns.

32. Surrender of Premises. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions thereto broom-clean, in good order, repair and condition, reasonable wear and tear and damage for which Tenant is not liable excepted. Further, upon expiration or termination of this Lease, Tenant, at its cost, shall restore the Premises, as required by the provisions of Section 14.1(g) and as otherwise required by the provisions of this Lease including, without limitation, the provisions of Paragraph 14.7. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

33. Professional Fees.

33.1 In the event that Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant or Landlord hereunder, or should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all costs and expenses, including without limitation, its reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, whether or not the action is prosecuted to judgment.

33.2 Should Landlord and/or any of the Landlord Parties be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord and/or such Landlord Party its costs and expenses incurred in such suit as and when incurred, including without limitation, its reasonable professional fees such as appraiser’s, accountants’ and attorneys’ fees.

34. Performance by Tenant. Except as otherwise provided in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises or the Building of which the Premises are a part. Therefore if any amount due Landlord from Tenant hereunder has not been received on or before the date due, Tenant shall pay to Landlord, without notice or demand, as additional rent, four percent (4%) of the overdue amount as a late charge; notwithstanding the foregoing to the contrary, Tenant shall be entitled to notice and a five (5) calendar day cure period prior to the imposition of such late charge on the first (1st) occasion in any calendar year which any amount will by Tenant hereunder is not paid when due. Such overdue amount shall also bear interest, as additional rent, at the maximum rate permissible by law calculated, as appropriate, from that date when due until the date of payment to Landlord (the “Interest Rate”). Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect.

35. Landlord’s Mortgagee and Senior Lessor Protection; Landlord Waiver and Consent Agreements in favor of Tenant’s Lenders. No default hereunder on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, terminate this Lease (if any), shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice to Landlord and to any beneficiary of a deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and to the lessor under any master or ground lease covering the Building, the Site or any interest therein, in each case, whose identity and address shall have been furnished in writing to Tenant, and (b) Tenant offers such beneficiary, mortgagee or lessor a reasonable opportunity (but in no event less than thirty (30) days) to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure (but only if the beneficiary, lender or mortgagee responds to Tenant’s notice within a reasonable time confirming that such beneficiary, lender or mortgagee intends to cure the subject default). Landlord shall, from time to time, give Tenant written notice of the identity and address of the beneficiary of any deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and/or the lessor under any master or ground lease.

36. Definition of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean, and include only, the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of the Site or master lease of the Building. In the event of any transfer, assignment or other conveyance or transfer of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability accruing thereafter with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Site and Building (including the Premises). Landlord may transfer its interest in the Site and Building (including the Premises) without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

37. Waiver. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Landlord or Tenant to insist upon the performance by Tenant or Landlord, as the case may be, in strict accordance with said terms. The subsequent acceptance or payment of rent hereunder by Landlord or Tenant shall not be deemed to be a waiver of any preceding breach by Tenant or Landlord of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

38. Identification of Tenant. If more than one person executes this Lease as Tenant, (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally and the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy or this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

39. Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Terms capitalized but not otherwise defined herein shall have the respective meanings given to such terms in the Summary. Terms defined in the plural shall also include the singular and those defubed in the singular shall also include the plural.

40. Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for Lease and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

41. Time. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

42. Prior Agreement; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

43. Severability. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

44. Recording. Tenant shall not record this Lease nor a short memorandum thereof without the consent of Landlord and if such recording occurs, it shall be at the sole cost and expense of Tenant, including any documentary transfer taxes or other expenses related to such recordation.

45. Limitation on Liability. The obligations of Landlord and Tenant under this Lease do not constitute personal obligations of the individual partners, members, directors, officers or shareholders of Landlord or Tenant, and neither Landlord nor Tenant shall seek recourse against the individual partners, members, directors, officers or shareholders of Landlord or Tenant, or any of their personal assets for satisfaction of any liability in respect to this Lease. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy shall be against Landlord’s interest in the Building (which shall be deemed to include the rental income at the Building, the proceeds of any sale of all or any portion of the Building by Landlord as well as any insurance or condemnation proceeds).

46. Signs. Tenant shall have the right to place signage on the exterior of the Building subject to Landlord’s reasonable consent as to size, location and style and subject to Tenant’s obtaining approval of the City of San Francisco and any applicable governmental agencies. All signs shall be constructed, erected and affixed to the Building at Tenant’s sole cost and expense, and Tenant shall be responsible for the removal of such signage, and the repair of any damage to the Premises caused thereby, at the end of the Term. All signs shall be in full compliance with all applicable ordinances, statutes and regulations imposed by all applicable governmental authorities. Landlord agrees to reasonably assist Tenant at no material cost to Landlord in obtaining governmental approval of all Landlord approved signage. Tenant shall also be permitted to install signage in the lobby/ground floor entrance to the Building and in the elevator lobbies on all floors of the Building occupied by Tenant, subject to Landlord’s reasonable consent and at Tenant’s cost.

47. Roof Space. Landlord shall, at no additional cost to Tenant, make roof space available for Tenant’s rooftop equipment on the roof of the Building. All such equipment and its specifications and location shall be subject to Landlord’s reasonable prior written approval.

Tenant shall be responsible for the installation, maintenance, screening (as necessary) and removal of the rooftop equipment as well as any repairs necessitated by any of the foregoing, at Tenant’s sole cost and expense. Tenant shall have, in addition, the exclusive right to use the deck area located on the roof of the Building.

48. Fire Stairs. Tenant shall have the right, subject to Landlord’s approval, which shall not be unreasonably withheld, to utilize the fire stairs for travel between floors occupied by Tenant, so long as such use is code complaint. Tenant may securitize the stairwell and make cosmetic alterations to the fire stairs, so long as such alterations are code complaint, and subject to receipt of Landlord’s prior written consent.

49. Sky Bridge. The parties acknowledge that there is an existing sky-bridge(s) connected to the Building with the building located at 301 Brannan Street, San Francisco, California (“Sky Bridge”). The Sky Bridge is currently closed and is not in use. As of the Effective Date, Tenant currently leases space at 301 Brannan Street. Landlord and Tenant agree to use commercially reasonable good-faith efforts to obtain all required approvals to reopen the Sky Bridge including coordinating the same with the owner of 301 Brannan, Kilroy Realty, and the City of San Francisco. The parties intend that the connection between the third floor of the Building and 301 Brannan be opened first and subsequently the connection between the second floor of the Building and 301 Brannan. Tenant agrees that all costs associated with such reopening efforts including, without limitation, any subsequent construction, if required, shall be at Tenant’s sole cost and expense. Landlord makes no representation or warranty regarding the Sky Bridge or its condition. Tenant acknowledges that the reopening of the Sky Bridge or any part thereof is not a condition precedent to the effectiveness of this Lease. Upon surrender of the Premises, at the election of Landlord, Tenant, at its cost, shall restore the Sky Bridge to its condition prior to any improvements made by Tenant pursuant to this Paragraph 49.

50. Modification for Lender. If in connection with obtaining construction, interim or permanent financing for the Site and/or Building (or any interest therein), the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant’s rights hereunder, and provided further that such modifications are essentially ministerial in nature.

51. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

52. Financial Statements. If requested by Landlord in connection with a potential sale or financing of the Site and/or the Building (or any interest therein), Tenant shall, upon fifteen (15) business days prior written notice from Landlord, and provided Landlord executes and delivers to Tenant a nondisclosure agreement in a form reasonably satisfactory to Tenant, provide Landlord with Tenant’s last financial statement, year to date financial statements and, to the extent prepared and existing, financial statements of the two (2) years prior to the current financial statement year for Tenant. Such statement shall be prepared in accordance with generally accepted accounting principles and, shall either be audited by an independent certified public accountant or certified by an officer of Tenant. Landlord shall use commercially reasonable efforts to protect the confidentiality of any such statement and to request that any proposed buyer or lender similarly treat the information contained in such statement as being confidential in nature, such that such information shall only be disclosed to the consultants, analysts or counsel as may be reasonably necessary in order to evaluate a potential purchase of, or loan upon, the Site and/or the Building (or any interest thereof).

53. Tenant as Corporation. If Tenant executes this Lease as a legal entity, then Tenant represents and warrants that (a) the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on the entity’s behalf and (b) that this Lease is binding upon Tenant in accordance with its terms.

54. No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

55. Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document, Both counterparts shall be construed together and shall constitute a single lease.

56. Definitions.

“Abatement Event” has the meaning ascribed in Paragraph 17	28
“ADA” has the meaning ascribed in Paragraph 13.1	22
“Approved Working Drawings” has the meaning ascribed in Section 3.4 of the Work Letter	10
“Architect” shall have the meaning ascribed in Section 3.1 of the Work Letter	9
“Base Building Plans” has the meaning ascribed in Section 1.2 of the Work Letter	5
“Base Building Services” has the meaning ascribed in Paragraph 17	28
“Building Requirements” has the meaning ascribed in Section 1.2 of the Work Letter	5
“Building Systems” has the meaning ascribed in Paragraph 15.1	27
“Building” has the meaning ascribed in the Summary and Paragraph 1.1	1
“CGL” has the meaning ascribed in Paragraph 21.1(a)	33
“Change” has the meaning ascribed in Paragraph 14.1	22
“Common Areas” has the meaning ascribed in Paragraph 1.2	1
“Common Operating Expenses” has the meaning ascribed in Paragraph 6.2	11
“Comparable Buildings” has the meaning ascribed in Paragraph 4.2	8
“Comparable Transactions” has the meaning ascribed in Paragraph 4.2	8
“Compliance Challenge” has the meaning ascribed in Paragraph 8.1	17
“Compliance Cost Budget” has the meaning ascribed in Section 2.3.2 of the Work Letter	A-7
“Compliance Cost Items” has the meaning ascribed in Section 2.3.1 of the Work Letter	A-7
“Compliance Costs” has the meaning ascribed in Section 2.1 of the Work Letter	A-5
“Compliance Work” has the meaning ascribed in Section 2.1 of the Work Letter	A-6

“Construction Drawings” has the meaning ascribed in Section 3.1 of the Work Letter	A-9
“Contemplated Effective Date” has the meaning ascribed in Paragraph 26(c)	43
“Contemplated Transfer Space” has the meaning ascribed in Paragraph 26(c)	43
“Contract” has the meaning ascribed in Section 4.2.1 of the Work Letter	A-11
“Contractor” has the meaning ascribed in Section 4.1.1 of the Work Letter	A-11
“Cosmetic Alterations” has the meaning ascribed in Paragraph 14.3	24
“Default” has the meaning ascribed in Paragraph 2.2(a)	5
“Delay Notice has the meaning ascribed in Section 5.7 of the Work Letter	A-16
“Desk License” has the meaning ascribed in Paragraph 26	42
“Direct Operating Expenses” has the meaning ascribed in Paragraph 5	9
“Drawing Change Notice” has the meaning ascribed in Section 4.2.2 of the Work Letter	A-11
“Early Access Date” has the meaning ascribed in Paragraph h) the Summary and Paragraph 3	6
“Effective Date” has the meaning ascribed in the Opening Paragraph	1
“Eligibility Period” has the meaning ascribed in Paragraph	30
“Emergency” has the meaning ascribed in Paragraph 15.2	28
“Engineers” has the meaning ascribed in Section 3.1 of the Work Letter	A-9
“Extended Term” has the meaning ascribed in Paragraph 2.2	5
“Extension Option” has the meaning ascribed in Paragraph 2.2	5
“Final Costs” has the meaning ascribed in Section 4.2.1 of the Work Letter	A-11
“Final Determination” has the meaning ascribed in Paragraph 4.2	7
“Final Space Plan” has the meaning ascribed in Section 3.2 of the Work Letter	A-9
“Final Working Drawings” has the meaning ascribed in Section 3.3 of the Work Letter	A-10
“Force Majeure Construction Delay” has the meaning ascribed in Section 5.7 of the Work Letter	A-16
“GAAP” has the meaning ascribed in Paragraph 6.2	12
“Gross Revenues” has the meaning ascribed in Paragraph 6.2	11
“Hazardous Material” has the meaning ascribed in Paragraph 8.2(b)	19
“HVAC” has the meaning ascribed in Paragraph 6.2	11
“Intention to Transfer Notice” has the meaning ascribed in Paragraph 26(c)	43
“Interest Rate” has the meaning ascribed in Paragraph 34	47
“Landlord Delay has the meaning ascribed in Section 5.7 of the Work Letter	A-16
“Landlord Parties” has the meaning ascribed in Paragraph 8.2(a)	19
“Landlord’s Estimate” has the meaning ascribed in Paragraph 4.2	7
“Landlord’s Repair Notice” has the meaning ascribed in Paragraph 22.1	36
“Landlord’s Statement” has the meaning ascribed in Paragraph 6.3	13
“Landlord” has the meaning ascribed in the Opening Paragraph	1
“Lease” has the meaning ascribed in the Summary	1
“License Holder” has the meaning ascribed in Paragraph 26	45
“LOC” has the meaning ascribed in Paragraph 7	15
“Option Notice” has the meaning ascribed in Paragraph 2.2	5
“Outside Agreement Date” has the meaning ascribed in Paragraph 4.2	7
“Overlap Period” has the meaning ascribed in Paragraph 17	30
“Permitted Capital Expenditures” has the meaning ascribed in Paragraph 6.2	11
“Permitted Transfer\ has the meaning ascribed in Paragraph 26	42
“Real Property Taxes” has the meaning ascribed in Paragraph 6.1	10
“Rent Abatement Period” has the meaning ascribed in Paragraph 4.4	8

“Rent Abatement” has the meaning ascribed in Paragraph 4.4	8
“Requesting Party” has the meaning ascribed in Paragraph 29.1	45
“Responding Party” has the meaning ascribed in Paragraph 29.1	45
“Retail Space” has the meaning ascribed in the Summary	1
“Return Date” has the meaning ascribed in Paragraph 7	16
“Secured Areas” has the meaning ascribed in Paragraph 17	29
“Service Facilities” has the meaning ascribed in Paragraph 14.1(c)	22
“Site” has the meaning ascribed in Paragraph 1.1	1
“Sky Bridge” has the meaning ascribed in Paragraph 49	50
“South of Market District” has the meaning ascribed in Paragraph 4.2	8
“Summary” has the meaning ascribed in Paragraph 1.1	1
“Tenant Change” has the meaning ascribed in Section 4.2.2 of the Work Letter	A-11
“Tenant Improvement Allowance Items” has the meaning ascribed in Section 2.2.1 of the Work Letter	A-6
“Tenant Improvement Allowance” has the meaning ascribed in Section 2.1 of the Work Letter	A-6
“Tenant Improvements” has the meaning ascribed in Section 2.1 of the Work Letter	A-5
“Tenant Party” has the meaning ascribed in Paragraph 8.2(a)	19
“Tenant’s Agents” has the meaning ascribed in Section 4.1.2 of the Work Letter	A-11
“Tenant’s Security System” has the meaning ascribed in Paragraph 14.12	26
“Tenant’s Share” has the meaning ascribed in the Summary	iii
“Tenant” has the meaning ascribed in the Opening Paragraph	1
“Term” has the meaning ascribed in Paragraph 2	5
“Termination Notice” has the meaning ascribed in Paragraph 22.3	37
“Title 24” has the meaning ascribed in Section 2.1 of the Work Letter	A-5
“Transfer Costs” has the meaning ascribed in Paragraph 26(c)	44
“Transfer Notice” has the meaning ascribed in Paragraph 26	42
“Transfer” has the meaning ascribed in Paragraph 26	42
“Work letter” has the meaning ascribed in Paragraph 1.5	4

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO

EXHIBIT A

FLOOR PLAN

[Attached]

STANFORD ELEVATOR
SHOWER
MEN
COATS
WOMEN
COFFEE
SERVER
IT WORKROOM
STORAGE
INFORMAL MEETING
STORAGE
ELEC
2ND STREET STAIR
STAIR
JANITOR
TEL
2ND STREET ELEVATOR
INTERVIEW
OFFICE
OFFICE
OFFICE
OPEN
OPEN
INFORMAL MEETING
INFORMAL MEETING
OFFICE
OFFICE
HR CONF. RM
CONFERENCE
COPY
INTERNAL STAIR
CONFERENCE
OFFICE
FINANCE CONF. RM
OFFICE
OFFICE

STANFORD ELEVATOR
HALLWAY
STORAGE
MEN
WOMEN
VENDING
COFFEE
CONF
OPEN OFFICE
ELEC
2ND STREET STAIR
STANFORD STAIR
2ND STREET ELEVATOR
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
OPEN OFFICE
CATERING/ COPY
VIDEO CONFERENCE
EXECUTIVE
OFFICE
OFFICE
OFFICE
OFFICE
INTERNAL STAIR
COPY
EXECUTIVE OFFICE
EXECUTIVE OFFICE
EXECUTIVE OFFICE
OFFICE
EXECUTIVE OFFICE

TENANT WORK LETTER

634 Second Street, San Francisco, California

This Tenant Work Letter (“Work Letter”) is entered into effective December 11, 2014, and shall set forth the terms and conditions controlling the construction of certain Tenant Improvements and Compliance Work (all as defined below) to the Premises. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in that certain Lease dated December 11, 2014 between OKTA, Inc., a California corporation (“Tenant”), and SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) (the “Lease”).

ARTICLE 1.

DELIVERY OF THE PREMISES

1.1 Delivery of the Premises. On the Access Date, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord, in its presently existing, “as-is” condition subject to the terms of the Lease (including, without limitation, Landlord’s obligations to deliver the Building Systems in good working order and repair and Landlord’s general maintenance obligations set forth in the Lease). Tenant acknowledges and agrees that Landlord shall have no obligation or responsibility except as set forth in this Work Letter and in the Lease to perform any work, repairs, construction or improvements to the Premises in advance of Tenant’s occupation and possession of the Premises. Landlord shall have only those obligations of repair and maintenance with respect to the Premises and/or the Building as specifically set forth in the Lease.

1.2 Base Building Plans. Landlord has delivered to Tenant Building plans and specifications prepared by Huntsman Architectural Group in the form of an AutoCAD compatible drawing file (“Base Building Plans”) and will deliver to Tenant a complete and current copy of all rules, regulations, instructions and procedures promulgated by Landlord with respect to design and/or construction within the Building (“Building Requirements”) to Architect (defined below).

ARTICLE 2.

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance; Landlord’s ADA and Title 24 Obligations. Tenant shall be entitled to a one time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Forty dollars ($40.00) for each of the 45,032 rentable square feet of the Premises, for a total Tenant Improvement Allowance of $1,801,280.00, which shall be applied toward the costs of the initial design, permitting and construction of those certain improvements to the Premises (exclusive of the Compliance Work) contemplated by this Work Letter (the “Tenant Improvements”). In addition, Landlord, at Landlord’s sole cost, shall be responsible for the cost of bringing the Premises, Building and Common Areas into compliance the requirements with the ADA and the standards set forth in Title 24 of the California Code of Regulations (“Title 24”) (the cost of such work being referred to herein collectively as the, “Compliance Costs”). The Compliance Costs, in addition to the Tenant Improvement

Allowance, shall be made available to Tenant in connection with the construction by Tenant of the Tenant Improvements and Compliance Work (as defined below). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the aggregate amount of the Tenant Improvement Allowance and the Compliance Costs. The approved work included in the Compliance Costs (“Compliance Work”) shall be performed by Tenant as detailed herein.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord pursuant to the terms of this Work Letter and only for such items and costs as are directly related to design costs, permit and application fees, licenses and taxes, and architectural fees, consulting fees, construction management fees, engineering and mechanical services, and hard construction costs related to those improvement components expressly approved by Landlord including without limitation Tenant’s signage (collectively the “Tenant Improvement Allowance Items”). The Tenant Improvement Allowance Items shall not include IT cabling for the Premises and Tenant shall be responsible for the cost of such IT cabling apart from the Tenant Improvement Allowance.

2.2.2 Disbursement of Tenant Improvement Allowance. Landlord shall make monthly disbursements to Tenant of the Tenant Improvement Allowance as follows:

(a) Monthly Disbursements. On or before the thirtieth (30th) day of each calendar month, Tenant shall deliver to Landlord a request for payment for amounts incurred for any of the Tenant Improvement Allowance Items, together with documentation reasonably necessary for Landlord to confirm such costs. On or before the twentieth (20th) day of the following calendar month, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of (A) the amounts so requested by Tenant subject to the provisions of this Work Letter and (B) the balance of any remaining available portion of the Tenant Improvement Allowances.

(b) Other Terms. Landlord shall be obligated to make disbursements from the Tenant Improvement Allowance as and when costs are incurred by Tenant for Tenant Improvement Allowance Items, based upon invoices submitted by Tenant for such costs. Landlord shall only be required to make a progress payment provided that Tenant delivers lien releases for all applicable work which is the subject of the payment request (conditioned on payment only) and unconditional lien releases for all work completed prior to the work included within the scope of the subject progress payment. Landlord shall further have the right to confirm that all payments made through the date of the subject progress payment reasonably correspond to the completion percentage of the Tenant Improvement Allowance Items and Landlord shall be entitled to require that Architect from time to time certify to Landlord the percentage of completion then having been achieved with respect to construction of the Tenant Improvement Allowance Items.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent of the Tenant Improvement Allowance Items.

2.2.4 HVAC Consultant. Tenant, in connection with performing its construction obligations under this Work Letter, shall be required to retain Landlord’s designated HVAC consultants to achieve adequate air balancing of the HVAC distribution system, which cost shall be reimbursed to Tenant as part of the Tenant Improvement Allowance. Said HVAC consultants will charge commercially competitive rates. Prior to commencement of construction of the Tenant Improvements Landlord shall give written notice to Tenant of the identity of Landlord’s HVAC consultants.

2.2.5 Unused Allowance. In the event that there remains any unused portion of the Tenant Improvement Allowance following all required disbursements by Landlord in connection with completing the Tenant Improvements, any such amount shall be retained by Landlord. Tenant shall have no entitlement to any excess of the Tenant Improvement Allowance not in good faith consumed in the construction of the Tenant Improvement Allowance Items.

2.3 Disbursement of the Compliance Costs.

2.3.1 Compliance Cost Items. The Compliance Costs shall be disbursed by Landlord pursuant to the terms of this Work Letter and only for items and costs as are directly related to bringing the Premises, Building and Common Areas into compliance with the requirements of the ADA and Title 24 (collectively, the “Compliance Cost Items”). The Compliance Cost Items shall include costs directly related to design, permit and application fees, licenses and taxes, and architectural fees, consulting fees, construction management fees, engineering and mechanical services and hard construction costs related to the Compliance Work expressly approved by Landlord.

2.3.2 Compliance Cost Budget. Prior to commencement of construction of the Tenant Improvements and Compliance Work and following the preparation of Final Working Drawings as provided in Article 3 below and receipt of bids from subcontractors with respect to construction of the Compliance Work, Landlord and Tenant shall meet and confer to determine a comprehensive budget for the Compliance Costs including a detailed list of Compliance Work and Compliance Cost Items (the “Compliance Cost Budget”). To the extent any component of Compliance Work is combined with or connected closely to elements or components of the Tenant Improvements that are not directly related to Compliance Work, the Architect shall present a proposal detailing Architect’s good faith estimate of the percentage of work attributable directly to Compliance Work and the corresponding Compliance Costs; provided however, all such proposals shall be subject to Landlord’s approval in its discretion. Upon reaching agreement regarding the Compliance Cost Budget, Landlord and Tenant shall execute and date the final approved Compliance Cost Budget which shall establish the maximum amount of Compliance Costs for which the Landlord is responsible during the course of construction of the Compliance Work, except as set forth herein to the contrary. However, as construction continues, if and to the extent that Tenant submits a Drawing Change Notice reflecting a Tenant Change in the Compliance Work, which Tenant Change is approved by Landlord (Landlord’s approval not to be unreasonably withheld, conditioned or delayed), the Compliance Cost Budget shall be appropriately adjusted to account for such Tenant Change. Notwithstanding the immediately preceding sentence, the adjustments to the Compliance Cost Budget shall be limited to those adjustments required by reason of changes to the Approved Working Drawings necessitated to comply with building codes or other applicable governmental requirements to the extent attributable to Compliance Costs incurred in connection with any such changes and although Landlord may approve a Tenant Change relating to other modifications to the Approved Working Drawings, increases in Compliance Costs relating to such Tenant Changes shall be added to the Compliance Cost Budget only to the extent approved by Landlord in its discretion. In the event that Landlord and Tenant are unable to agree on the maximum amount of Compliance Costs for which Landlord is responsible within ten (10) business days following completion of the Final Working Drawings and receipt of all bids for the Compliance Work, either Landlord or Tenant shall be entitled to submit the dispute to JAMS or its successor for mediation or if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration to establish the cost of the Compliance Work. Either Landlord or Tenant may commence mediation by providing to JAMS and the other party a written request for mediation. The selection of the mediator and/or arbitrator and the process for mediation or arbitration shall be as established by JAMS and the cost of any mediation or arbitration shall be paid equally by Landlord and Tenant. The mediation, and if necessary, the arbitration shall be held in San Francisco and shall proceed as quickly as reasonably possible. The decision of Landlord and Tenant as a result of the mediation or the decision of the arbitrator as a result of any arbitration with respect to the cost of the Compliance Work shall establish the maximum Compliance Cost.

Tenant shall diligently construct the Compliance Work and will perform such work in accordance with the Compliance Cost Budget, as the same may be adjusted.

2.3.3 Disbursement of the Compliance Costs. Landlord shall make monthly disbursements to Tenant of the Compliance Costs as follows:

(a) Monthly Disbursements. On or before the thirtieth (30th) day of each calendar month, Tenant shall deliver to Landlord a request for payment for amounts incurred for any of Compliance Cost Items forth in the Compliance Cost Budget, together with documentation reasonably necessary for Landlord to confirm such costs. On or before the twentieth (20th) day of the following calendar month, Landlord shall deliver a check to Tenant made payable to Tenant and in payment of the amounts so requested by Tenant.

(b) Other Terms. Landlord shall be obligated to make disbursements up to the aggregate amount of the Compliance Cost Budget (as the same may be adjusted) as and when costs are incurred by Tenant for Compliance Cost Items included in the Compliance Cost Budget (as the same may be adjusted), based upon invoices submitted by Tenant for such costs. Landlord shall only be required to make a progress payment provided that Tenant delivers lien releases for all work which is the subject of the payment request (conditioned on payment only) and unconditional lien releases for all Compliance Work completed prior to the Compliance Work included within the scope of the subject progress payment. Landlord shall further have the right to confirm that all payments made through the date of the subject progress payment reasonably correspond to the completion percentage of the Compliance Work and Landlord shall be entitled to require that Architect from time to time certify to Landlord the percentage of completion then having been achieved with respect to construction of the Compliance Work.

2.3.4 Additional Terms. Landlord shall only be obligated to make disbursements from the Compliance Cost Budget (as the same may be adjusted) to the extent of the agreed upon amounts.

2.3.5 Unused Compliance Cost Budget. In the event that there remains any unused portion of the Compliance Cost Budget following all required disbursements by Landlord in connection with construction of the Compliance Work, any such amount shall be retained by Landlord. Tenant shall have no entitlement to any excess of the Compliance Cost Budget not in good faith consumed in the construction of the Compliance Work.

ARTICLE 3.

CONSTRUCTION DRAWINGS

3.1 Selection of Drawings. Tenant shall retain an architect/space planner subject to the reasonable approval of Landlord (the “Architect”); Landlord hereby approves Fennie and Mehl as the Architect to prepare the Construction Drawings (defined below). Tenant shall retain engineering consultants subject to the reasonable approval of Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work required to the Premises as a with respect to Tenant Improvements and the Compliance Work. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall be subject to Landlord’s reasonable approval, not to be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building Plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith Landlord’s review of the Construction Drawings as set forth in this Section, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord shall review and respond to any revised Final Space Plan within five (5) business days, and Landlord’s review will be limited in scope to Tenant’s correction of the items specified by Landlord in Landlord’s prior disapproval of the Final Space Plan. This process shall continue until Landlord has approved the Final Space Plan.

3.3 Final Working Drawings. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the Construction Drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval which shall not be unreasonably withheld. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect; Landlord’s approval will not be unreasonably withheld. If Tenant is so advised, Tenant shall promptly cause the revision of the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. Landlord shall review and respond to any revised Final Working Drawings within five (5) business days, and Landlord’s review will be limited in scope to Tenant’s correction of the items specified by Landlord in Landlord’s prior disapproval of the Final Working Drawings. This process shall continue until Landlord has approved the Final Working Drawings. Landlord’s review of the Final Working Drawings as set forth in this Section shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance or other like matters. Accordingly, notwithstanding that any Final Working Drawings are reviewed by Landlord or its space planner, architect, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Final Working Drawings (or Approved Working Drawings) and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Final Working Drawings and Approved Working Drawings.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Tenant Improvements and Compliance Work by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the City of San Francisco for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

ARTICLE 4.

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A licensed, qualified general contractor shall be retained by Tenant to construct the Tenant Improvements and Compliance Work. Such general contractor (“Contractor”) shall be selected by Tenant subject to the approval of Landlord, which approval shall not be unreasonably withheld; Tenant will submit to Landlord a list of the general contractors whom Tenant is contemplating retaining prior to circulating a request for bids to such general contractors; Landlord will, within five (5) business days, notify Tenant if any of the general contractors on Tenant’s proposed list are disapproved by Landlord. If Landlord fails to respond and such failure continues for two (2) business days following Tenant’s delivery to Landlord’s representative of a second (2nd) notice (which notice may be delivered via electronic mail), the general contractors on Tenant’s proposed list shall be deemed approved.

4.1.2 Tenant’s Agents. All major subcontractors used by Tenant (such subcontractors and the Contractor, together with all laborers, materialmen and suppliers retained by Tenant’s Contractor or such subcontractors to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval which approval shall not be unreasonably withheld. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Contract within three (3) business days following Tenant’s delivery of the same to Landlord, and if such failure continues for two (2) business days following Tenant’s delivery to Landlord’s representative of a second (2nd) notice (which notice may be delivered via electronic mail), Landlord will be deemed to have approved the Contract. Prior to the commencement of the construction of the Tenant Improvements and Compliance Work, and after Tenant has accepted all bids for the Tenant Improvements and Compliance Work, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design, permitting and construction of the Tenant Improvements and Compliance Work pursuant to the Construction Drawings to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”).

4.2.2 Change Order. When the Approved Working Drawings have been approved, there shall be no changes without Landlord’s prior written approval (which will not be unreasonably withheld, conditioned or delayed), except for necessary on-site installation variations or minor changes necessary to comply with building codes and other government regulations. If Tenant desires to materially change the Approved Working Drawings, Tenant shall deliver notice (a “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes Tenant desires to make (the “Tenant Change”). Landlord shall, within five

(5) business days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, or (ii) reasonably disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval.

4.2.3 Tenant’s Agents.

(a) Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements and Compliance Work shall comply with the following: (i) the Tenant Improvements and Compliance Work shall be constructed in accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements and Compliance Work to Contractor and Contractor shall, within five (5) days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall use diligent efforts to adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s property manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements and Compliance Work.

(b) Indemnity. Tenant’s indemnity of Landlord, and Landlord’s indemnity of Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents or Landlord or Landlord’s employees, agents or contractors, or anyone directly or indirectly employed by any of them, or in connection with a party’s non-payment of any amount arising out of the Tenant Improvements or Compliance Work.

(c) Requirements of Tenant’s Agents. Contractor (on behalf of Tenant’s Agents) shall guarantee to Tenant for the benefit of Landlord that the Tenant Improvements and Compliance Work shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with the Contract that shall become defective within one (1) year after the completion of the work performed by Contractor. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements and/or Compliance Work and/or the Building and/or common areas that may be damaged or disturbed thereby. Such warranty shall be contained in the Contract and shall be written such that it shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(d) Insurance Requirements.

(i) General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits as may be reasonably acceptable to Landlord and commercially appropriate, taking into account the particular Tenant’s Agent’s role and scope of work with respect to constructing the Tenant Improvements and/or Compliance Work, and in form and with companies as are required of Tenant pursuant to the terms of the Lease.

(ii) Special Coverages. During construction of the Tenant Improvements, Tenant shall carry, or shall require Contractor to carry, “Builder’s All Risk” insurance in an amount reasonably approved by Landlord (but in no event greater than 100% of the completed insurable value of the Tenant Improvements and Compliance Work) covering the construction of the Tenant Improvements and Compliance Work (at Tenant’s option, Contractor will carry such Builder’s All Risk insurance), and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements and Compliance Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) General Terms. Certificates for all insurance carried pursuant to this Section 4.2.3(d) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and/or Compliance Work and before the Contractor’s equipment is moved onto the Site. All such policies of insurance must contain a provision, if commercially available, that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date of such insurance. In the event that the Tenant Improvements and Compliance Work are damaged during the course of the construction thereof, Tenant shall promptly repair the same at Tenant’s sole cost and expense, unless such damage is caused by the gross negligence or willful misconduct of Landlord or any Landlord Party, in which event said repair shall be at Landlord’s cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements and Compliance Work are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for two (2) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.3(d) (other than Workers’ Compensation coverage) shall insure Tenant, and Landlord as an additional insured, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease.

4.2.4 Governmental Compliance. The Tenant Improvements and Compliance Work shall comply in all respects with the following: (i) the applicable building code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person;

(ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements and Compliance Work at all reasonable times, provided however, that Landlord will not interfere with the construction of the Tenant Improvements and Compliance Work. Landlord’s failure to inspect the Tenant Improvements and Compliance Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements and Compliance Work constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements and Compliance Work, Landlord shall promptly notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or timely disapproval by Landlord of, the Tenant Improvements and Compliance Work shall be rectified by Tenant, provided, however, that in the event Landlord reasonably determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and Compliance Work and such defect, deviation or matter might adversely affect the Building Systems, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord shall inform Tenant in writing and Tenant shall have five (5) business days to rectify same. In the event Tenant fails to do so, Landlord may take such action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements and Compliance Work until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction. Landlord shall perform any such correction in a diligent and timely manner so as to minimize any delay in the construction of the Tenant Improvements and Compliance Work.

4.3 Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements and Compliance Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises constructed by Tenant.

4.4 Landlord’s Supervision Fee. In connection with such function, Landlord shall be entitled to a supervision fee equal to the third-party costs actually incurred by Landlord in the review of the drawings and other materials to be submitted by Tenant to Landlord for approval as provided in this Work Letter and inspection of the Tenant Improvements and Compliance Work. Such fee shall be payable to Landlord in the form of a reduction in the Tenant Improvement Allowance and Compliance Costs pursuant to Article 2 above.

ARTICLE 5.

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Ned Fennie (ief@fm-arch.com/ (415) 278-9578) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bart Kraft (bkraff@mcmllc.com/ (802 362-4410) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default as described in the Lease or this Work Letter has occurred at any time on or before the substantial completion of the Tenant Improvements and Compliance Work then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or funds which are part of the Compliance Cost Budget and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

5.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall conduct their activities in and around the Premises, Building and the Site in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Site.

5.6 Hazardous Materials. If the construction of the Tenant Improvements or Compliance Work or Tenant’s move into the Premises will involve the use of or disturb Hazardous Materials existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such Hazardous Materials. In the event any Hazardous Materials (as defined in the Lease) are discovered or are present at the Premises as of the date of this Lease, none of the Tenant Improvement Allowance shall be used or applied to remediate or remove any of such Hazardous Materials, any remediation and/or removal shall be the sole obligation, responsibility and liability of Landlord and none of the cost thereof shall be part of Common Operating Expenses. Any delay in completion of the Tenant Improvements resulting from the discovery, remediation and/or removal of Hazardous Materials shall be a Landlord Delay.

5.7 Landlord Delay. As used herein, (x) “Force Majeure Construction Delay” shall mean acts of God, casualties, natural disasters, strikes, war, terrorist attacks, lockouts, labor disputes or civil commotion, and (y) “Landlord Delay” shall mean a delay in the construction of the Tenant Improvements or Compliance Work resulting directly from the acts or omissions of Landlord, Landlord’s employees, agents, or contractors including, but not limited to (i) failure of Landlord to timely approve or disapprove any plans; (ii) interference by Landlord, its employees, agents or contractors with the completion of the Tenant Improvements or Compliance Work (including the impairment of Tenant’s contractors’ or vendors’ or employees’ access to the Premises for any reason (including due to the presence of Landlord’s contractors, vendors or personnel), failure to provide reasonable access to the Building’s loading docks or other facilities necessary for the construction of the Tenant Improvements or Compliance Work and/or the movement of materials and personnel to the Premises for such purpose) and (iii) delays due to the acts or failures to act of Landlord, its agents or contractors with respect to payment of the Tenant Improvement Allowance. If Tenant contends that a Force Majeure Construction Delay or a Landlord Delay has occurred, Tenant acknowledges and agrees that it has inspected the Building and the Site and in no event shall the physical character or condition of the Building and/or Site existing as of the Effective Date constitute a basis for a Landlord Delay (this agreement does not apply to the failure of any Building component to properly operate). Further, in no event shall any delay of Landlord constitute a Landlord Delay unless such delay results in a full day of delay in the construction of the Tenant Improvements or Compliance Work. Tenant shall notify Landlord in writing (the “Delay Notice”) of the event which constitutes such Force Majeure Construction Delay or Landlord Delay; such notice may be via electronic mail to Landlord’s construction representative described above. Tenant will additionally use reasonable efforts to mitigate the effects of any Force Majeure Construction Delay or Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. If the actions or inactions or circumstances described in the Delay Notice constitute a Landlord Delay, and are not cured by Landlord within one (1) business day after Landlord’s receipt of the Delay Notice, then a Landlord Delay shall be deemed to have occurred commencing as of the expiration of such one (l)-business day period. The Lease Commencement Date and the Lease Expiration Date will each be delayed on a day for day basis for each day of Force Majeure Construction Delay or Landlord Delay.

5.8 If and to the extent that Landlord fails to fund any monthly disbursement of the Tenant Improvement Allowance within thirty (30) days following Tenant’s submission to Landlord of a draw request containing all of the materials and information required pursuant to Sections 2.2.2 or 2.3, Tenant shall be entitled to fund the amount set forth in Tenant’s draw request, provided that Tenant will concurrently deliver notice to Landlord of the amount so funded by Tenant. Additionally, if and to the extent that Landlord’s failure to timely fund a monthly disbursement of the Tenant Improvement Allowance causes Tenant to incur any additional penalty or fee payable to Contractor, Landlord will be responsible for such penalty or fee. In the event that Tenant funds a draw request otherwise properly fundable by Landlord and/or Tenant incurs any penalty or fee payable to Contractor as a result of the Landlord’s failure to fund a draw request properly submitted Landlord shall be responsible for the amount of any such funding by Tenant together with interest at the Interest Rate and shall promptly pay such amount to Tenant.

5.9 Incorporated into the Lease. For all purposes, this Work Letter shall be and is hereby deemed a part of the Lease, and to the extent necessary, they shall together be construed as one and the same document.

IN WITNESS WHEREOF, the parties have executed and delivered this Work Letter on the day and year first above written.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO

EXHIBIT C

LEASE COMMENCEMENT AGREEMENT

            , 2015

OKTA, Inc.

301 Brannan Street, 3rd Floor

San Francisco, California 94107

Attention: Bill Losch

RE:	Lease (“Lease”) dated December 11, 2014 between, OKTA, Inc., as “Tenant”, and Six Thirty-Four Second Street, LLC, as “Landlord”, for the premises located at 634 Second Street, San Francisco, California

Commencement Agreement

Dear Mr. Losch:

In accordance with Paragraph 4 of the above referenced Lease, this letter is to confirm the following (capitalized terms used herein will have the meaning given them in the Lease):

Early Access Date:             , 2015

The Lease Commencement Date is             , 2015

The Schedule of Monthly Basic Rent payable by Tenant is: [TO BE ADDED]

The Lease Expiration Date is             , 2024 unless earlier terminated.

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.

Sincerely,

Six Thirty-Four Second Street, LLC

Property Manager

Agreed:

OKTA, INC.

By:
Name:
Title:

C-1

EXHIBIT D

Janitorial Specifications at 634 2nd Street

A.	TENANT SPACES/ELEVATOR LOBBIES:

NIGHTLY SERVICES

1.	Gather all waste receptacles for disposal/replace liners if needed.

2.	Gather all recycling and place for removal, replace liners if needed.

3.	Empty clean and sanitize all wastepaper baskets and receptacles as needed.

4.	Dust all flat surfaces and window frames within 5’. Remove coffee and beverage rings.

5.	Clean and sanitize drinking fountains.

6.	Remove smudges and fingerprints from doors and walls, light switches, etc.

7.	Dust mops all vinyl/wood floors.

8.	Spot clean, sweep and damp mop all marble/vinyl floors.

9.	Spot clean marble/vinyl wall covering.

10.	Remove gum, tar and any other foreign substance from the floor.

11.	Wipe down all conference room tables.

12.	Spot clean glass doors and glass partitions.

13.	Spot clean and dust directory board glass and ledges.

14.	Spot clean elevator doors and saddles.

15.	Spot clean all chrome and bright work, door hardware and kick plates.

16.	Spot clean interior street level glass.

17.	Vacuum and spot clean elevator thresholds.

18.	Vacuum all carpets in office area and spot clean spills and remove gum.

19.	Edge vacuum elevator carpet. Remove spills and vacuum.

20.	Properly arrange furniture in offices and kitchens - chairs, wastebaskets, etc.

21.	Dust all over head vents and other high reaching areas including blinds.

22.	Turn off all lights when the job is finished.

23.	Lock all doors when completed.

24.	Report all malfunctions to management thru the communications log.

WEEKLY SERVICES:

1.	Dust all low reach areas.

2.	Clean all chair pads.

3.	Dust inside of all doors jams.

B.	RESTROOMS CLEANING TASKS:

NIGHTLY SERVICES:

1.	Empty and sanitize all waste and sanitary napkin receptacles, replace liners.

2.	Restock all restrooms supplies.

3.	Clean and sanitize all toilets, sinks and urinals.

4.	Spot wash walls and partitions.

5.	Clean mirrors and counters tops.

6.	Polish all bright work and chrome fittings.

7.	Clean and polish all stainless steel.

8.	Clean and disinfect all floors drains.

9.	Damp mop and disinfect floors.

10.	Disinfect door hardware.

11.	Report all malfunction to the communications log.

WEEKLY SERVICES:

1.	Detail partition bases.

2.	High dusting and clean ventilation grills.

3.	Shower clean-up.

MONTHLY SERVICES:

1.	Detail all wall bases.

C.	KITCHEN AREA SPECIFICATIONS:

NIGHTLY SERVICES

1.	Sweep and mop with light degreasing chemical any hardware surface cleaning.

2.	If necessary, vacuum and spot clean carpeting or matting.

3.	Wipe down all tables, table bases, and chairs. Organize chairs around tables. Remove newspaper/magazine off tables.

4.	Empty and wipe clean all trash cans and recycling bins. Wipe down walls behind the containers.

5.	Disinfect all counter tops and cabinet faces.

6.	Polish all appliances.

7.	Spot clean all remaining wall areas.

8.	Dust all over head vents and other high reaching areas including blinds.

D.	PASSENGER ELEVATORS:

NIGHTLY SERVICES

1.	Spot clean interior doors and forward walls.

2.	Spot clean elevator cab floor - edge thoroughly.

3.	Vacuum and spot clean elevator thresholds.

4.	Spot clean interior elevator walls.

5.	Clean and polish railing.

6.	Vacuum floor.

WEEKLY SERVICES:

1.	Thoroughly clean interior face of the doors, walls and exterior saddles.

2.	Polish all thresholds.

MONTHLY SERVICES:

1.	Clean elevator light lenses.

2.	Clean elevator cab ceiling.

E.	STAIRWELLS CLEANING TASKS:

NIGHTLY SERVICES

1.	Spot sweep and mop.

2.	Dust handrails.

MONTHLY SERVICES:

1.	Thoroughly sweep and mop.

2.	Remove cobwebs from high areas.

3.	Spot clean adjoining walls.

F.	BUILDING EXTERIOR CLEANING TASK

NIGHTLY SERVICES

1.	Police for debris.

2.	Sweep entryway.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of April 28, 2015 by and between Six Thirty-Four Second Street, LLC, a Delaware limited liability company (“Landlord”) and OKTA Inc., a Delaware corporation (“Tenant”).

RECITALS

This First Amendment is made with respect to the following facts and circumstances:

A.	Landlord and Tenant entered into that certain Agreement of Lease dated December 11, 2014 (the “Lease”) whereby Tenant is leasing from Landlord and Landlord is leasing to Tenant certain premises located at 634 Second Street, San Francisco, California.

B.	The Lease provides, in part, at Section 7 of the Lease for a security deposit in the amount of Two Million Seven Hundred Seventy-Three Thousand Two Hundred Eighty-Seven Dollars ($2,773,287) (the “Security Deposit”) and further provides that the amount of the Security Deposit may be delivered by Tenant in the form of cash or a letter of credit (“LOC”). It is acknowledged that Tenant has delivered to Landlord a LOC in the full amount of the Security Deposit.

C.	Landlord and Tenant desire to modify the Lease to provide for a reduction in the amount of the Security Deposit subject to the occurrence of certain conditions in accordance with the provisions of this First Amendment.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The above Recitals are incorporated herein by this reference.

2. Reduced Security Deposit. The initial amount of the Security Deposit in the amount of Two Million Seven Hundred Seventy-Three Thousand Two Hundred Eighty-Seven Dollars ($2,773,287) whether deposited in cash or by delivery of a LOC shall, subject to the provisions of this First Amendment be reduced in accordance with the following:

(a) At the expiration of the fourth “Lease Year,” as that term is defined below, the amount of the Security Deposit shall be reduced to a sum equal to One Million One Hundred Forty-Eight Thousand One Hundred Seventy-Nine Dollars ($1,148,179); and

(b) At the expiration of the sixth Lease Year the amount of the Security Deposit shall be reduced to Nine Hundred Seventy-Four Thousand Four Hundred Eighty Three Dollars ($974,483).

For purposes hereof the term “Lease Year” shall refer to each twelve (12) month period of the Term commencing as of the Lease Commencement Date with respect to the first Lease Year and the anniversary of the Lease Commencement Date with respect to each Lease Year thereafter.

3. Reduction Conditions. Each reduction in the amount of the Security Deposit as provided in Section 2 above shall be conditioned upon no monetary Default of Tenant (i.e., a default described in any of Sections 25.1(b), 25.1(c) or 25.1(e) of the Lease) having occurred during the Lease Year at the expiration of which the Security Deposit reduction pursuant to the provisions of Section 2 above is scheduled to occur. The reduction in the amount of Security Deposit as provided in Section 2(b), if Tenant qualifies for such reduction, may occur notwithstanding that Tenant may have failed to qualify for the reduction as provided in Section 2(a) above by reason of a monetary Default of Tenant.

4. Alternative Conditions to Reduction. Notwithstanding whether or not the reductions in the amount of the Security Deposit pursuant to the provisions of Section 2 have occurred, provided that no monetary Default by Tenant has occurred during the immediately preceding twelve (12) month period, the amount of the Security Deposit shall be reduced to an amount equal to Five Hundred Thirty-Two Thousand Four Hundred Twenty-Two Dollars ($532,422) upon the occurrence of all of the following:

(a) During the immediately preceding four (4) calendar quarters Tenant has achieved net profit during each such quarter totaling for all such quarters at least Twenty Million Dollars ($20,000,000) and EBITDA in the minimum amount of Seven Million Dollars ($7,000,000) for each of such quarters; and

(b) The then balance sheet pursuant to the financial statements prepared for Tenant shows a minimum of One Hundred Million Dollars ($100,000,000) of cash or cash equivalents.

Satisfaction of the above requirements shall be reflected, if at all, in the then current financial statement for Tenant prepared by the independent certified public accountants then being employed by Tenant. In the event that the conditions for the reduction in the amount of Security Deposit as provided in Sections 4(a) and 4(b) have occurred, and the Tenant does not qualify for the Security Deposit reduction by reason of a monetary Default occurring in the immediately prior twelve (12) month period then thereafter Tenant shall continue to be entitled to the reduction in the amount of Security Deposit as provided in this Section 4 at such time as the conditions as provided in Section 4(a) and 4(b) have been satisfied and no monetary Default by Tenant has occurred in the immediately preceding twelve (12) month period.

5. Additional Alternative Conditions. Notwithstanding whether or not any of the reductions as provided in Sections 2 and 4 above have occurred, provided no monetary Default by Tenant has occurred in the immediately preceding twelve (12) month period, in the event that a Qualified Public Offering occurs and (i) Tenant has achieved net income (excluding gains from sales of assets and any extraordinary items) cumulatively of at least Twenty Million Dollars ($20,000,000) for any four (4) consecutive quarters and (ii) Tenant has achieved an average total equity capitalization (at market value) of at least One Billion Dollars ($1,000,000,000) on a fully diluted basis based on its closing share price over any ten (10) consecutive trading days the amount of the Security Deposit shall be reduced to Five Hundred Thirty-Two Thousand Four Hundred Twenty-Two Dollars ($532,422). For purposes hereof the term “Qualified Public Offering” means the sale, and a firm commitment underwritten public offering, led by a nationally recognized underwriting firm, pursuant to an effective registration statement under the

Securities Act of 1933 as amended, or any successor, federal statute, rules and regulations thereunder of common stock of tenant having an aggregate offering value (net of underwriter’s discounts and selling commissions) of at least Four Hundred Million Dollars, following which at least fifty percent (50%) of the total stock of Tenant on a fully diluted basis, will have been sold to the public and will be listed on a national securities exchange or quoted on the NASDAQ Stock Market System. For purposes hereof the term “fully diluted basis” means as of any date of determination, with respect to all stock of Tenant, all issued and outstanding stock, and all stock issuable upon the exercise of any outstanding option, warrant or other right to subscribe for, purchase, or acquire stock of Tenant as of such date whether or not at the time any such options, warrants or other rights are exercisable.

6. Limitation on Reductions. The reductions in the amount of the Security Deposit as provided in Section 2, 4 and 5 are not intended to be cumulative and although Tenant may qualify for a reduction pursuant to more than one of such paragraphs, the amount of the reduction shall be limited as provided in the paragraph allowing for the greatest amount of reduction. In no event shall the amount of the Security Deposit be reduced to an amount less than Five Hundred Thirty-Two Thousand Four Hundred Twenty-Two Dollars ($532,422).

7. No Subsequent Increases. In the event of any reduction in the amount of the Security Deposit in accordance with one or more of the provisions of Sections 2, 4 or 5 above in no event thereafter shall the amount of the Security Deposit thereafter be increased.

8. Ratification; Definitions. Except as expressly amended hereby, all terms and provisions of the Lease shall remain in full force and effect and are hereby ratified and reaffirmed. Except as expressly defined herein, the defined terms employed in this First Amendment shall have the same meaning as ascribed to such terms in the Lease.

9. Counterparts. This First Amendment may be executed by the parties hereto in two or more counterparts, each of which executed counterparts shall be considered an original and together shall constitute one and the same document. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

10. Electronic Execution. This First Amendment may be executed by facsimile, PDF or by other electronic means of communication.

11. Entire Agreement. This First Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements other than the Lease as hereby amended by the First Amendment.

12. Inurement. This First Amendment shall be binding upon and shall inure to the benefit of the parties and their respective beneficiaries, legal representatives, heirs, successors and assigns.

13. Conflicts. In the event of a conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall control.

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is entered into as of January 14, 2016 by and between Six Thirty-Four Second Street, LLC, a Delaware limited liability company (“Landlord”) and OKTA Inc., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Pursuant to the provisions of that certain Agreement of Lease dated as of December 11, 2014 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 28, 2015 (the “First Amendment,” and the Original Lease, as amended by the First Amendment, being referred to herein as the “Lease”), Tenant leases from Landlord, and Landlord leases to Tenant certain premises consisting of 45,652 rentable square feet located in the building at 634 Second Street, San Francisco, California (the “Building”).

B. Landlord and Tenant wish to amend the Lease to clarify certain provisions thereof regarding the Commencement Date.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein by reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Lease Commencement Date: Lease Expiration Date. Notwithstanding the provisions of Paragraph 2 of the Original Lease, Landlord and Tenant agree that the Lease Commencement Date shall be October 15, 2015, and the Lease Expiration Date shall be September 30, 2024.

2. Ratification: Definitions. Except as expressly amended hereby, all terms and provisions of the Lease shall remain in full force and effect and are hereby ratified and reaffirmed. Except as expressly defined herein, the defined terms employed in this Second Amendment shall have the same meaning as ascribed to such terms in the Lease.

3. Counterparts. This Second Amendment may be executed by the parties hereto in two or more counterparts, each of which executed counterparts shall be considered an original and together shall constitute one and the same document. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

4. Electronic Execution. This Second Amendment may be executed by facsimile, PDF or by other electronic means of communication.

5. Entire Agreement. This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements other than the Lease as hereby amended by the Second Amendment.

6. Inurement. This Second Amendment shall be binding upon and shall inure to the benefit of the parties and their respective beneficiaries, legal representatives, heirs, successors and assigns.

7. Conflicts. In the event of a conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment-shall control.

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Third Amendment”) is made and entered into as of June 24, 2016 by and between Six Thirty Four Second Street, LLC, a Delaware limited liability company (“Landlord”) and Okta, Inc., a Delaware corporation (“Tenant”).

RECITALS

This Third Amendment is made with respect to the following facts and circumstances:

A.	Landlord and Tenant entered into that certain Agreement of Lease dated December 11, 2014 (the “Initial Lease”) as thereafter amended by that certain First Amendment to Lease dated April 28, 2015 and as thereafter amended by that certain Second Amendment to Lease dated January 14, 2016 by and between Landlord and Tenant (collectively with the Initial Lease, the “Lease”) whereby Tenant is leasing from Landlord and Landlord is leasing to Tenant certain premises located at 634 Second Street, San Francisco, California (the “Building”) (the “Premises”).

B.	Tenant intends to proceed to reopen the sky bridge between the Building and the building located at 301 Brannan Street, San Francisco, California (the “Sky Bridge” and such building, “Brannan Street”) as contemplated pursuant to the provisions of Section 49 of the Initial Lease. Landlord and Tenant desire to clarify and further define the obligations of Tenant with respect to the reopening of the Sky Bridge.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The above Recitals are incorporated herein by this reference.

2. Sky Bridge Modifications. Landlord and Tenant hereby agree that the alterations to the Premises required or otherwise to be performed in connection with the opening of the Sky Bridge shall constitute Changes pursuant to the provisions of Sections 14.1 of the Initial Lease and except as otherwise provided in this Third Amendment, such Changes shall be subject to all of the provisions of Section 14 of the Initial Lease applicable to Changes. The Changes made in connection with the opening of the Sky Bridge shall sometimes collectively be referred to as the “Sky Bridge Changes”.

3. Limitations. In no event shall the Sky Bridge Changes to be made or proposed to be made in connection with opening the Sky Bridge impair or weaken the structural strength or integrity of the Building or result, without the consent of Landlord in its discretion, in an increase in premiums for insurance carried by Landlord with respect to the Building. In the event of any such increase as approved by Landlord in its discretion, Tenant shall be responsible for the entire cost of any such increased premiums, which cost shall be paid by Tenant as additional rent pursuant to the Lease within thirty (30) days following delivery by Landlord to Tenant of a written invoice for the additional cost.

4. Restoration. Upon surrender of the Premises or earlier termination of the Lease Tenant shall be obligated to remove the Sky Bridge Changes and to restore the Premises to its condition prior to making the Sky Bridge changes, reasonable wear and tear excepted, all of which removal and restoration shall be made at the sole cost of Tenant. If Tenant fails to complete the removal and restoration prior to expiration of the Term or earlier termination of this Lease, Landlord may complete such removal and restoration and charge the cost of such removal and restoration to Tenant. Notwithstanding the above provision of this Section 4 to the contrary. Tenant may at any time, no earlier than ninety (90) days prior to the expiration of the Term, give written notice to Landlord (“Removal Notice”) requesting that Landlord agree that Tenant need not remove the Sky Bridge Changes and restore the Premises upon expiration of the Term of the Lease and surrender of the Premises by Tenant. The agreement of Landlord to any request made by Tenant pursuant to Removal Notice may be withheld or given in Landlord’s sole and absolute discretion, but in any event Landlord will respond within thirty (30) days, and any delay beyond such thirty (30) day period on the part of Landlord in responding will delay the outside date for Tenant’s completion of such work on a day-for-day basis. In connection with Landlord’s response to any Removal Notice, Landlord may require that components of the Sky Bridge Changes be removed with related restoration and that other components of the Sky Bridge Changes remain. Unless Landlord in a written response to Tenant to any Removal Notice has agreed in writing that the Sky Bridge Changes (or any component thereof) need not be removed by Tenant, Tenant shall be obligated, at its sole cost, to remove the Sky Bridge Changes and restore the Premises prior to expiration of the Term. If and to the extent that Landlord responds to a Renewal Notice that all or any portion of the Sky Bridge will not be required to be removed, Tenant will be forever released from any requirement to remove the Sky Bridge Changes which Landlord has specifically agreed in writing need not be removed and Tenant shall continue to be obligated to remove all other Sky Bridge Changes and to restore the Premises.

5. Costs. Consistent with the provisions relating to Changes pursuant to Section 14 of the Lease, Tenant shall be responsible for any and all costs of any kind whatsoever arising out of or relating to the Sky Bridge Changes including, without limitation, all costs of construction, all fees and costs relating to governmental approvals, the cost of all consultants, including, without limitation, the reasonable cost of third party consultants and attorneys reasonably engaged by Landlord in connection with the Sky Bridge Changes, and all other costs relating to or arising from the Sky Bridge Changes. In connection therewith, if and to the extent that Landlord intends to retain a third party consultant to review any Sky Bridge Changes and/or incur any other material costs relating to or arising from the Sky Bridge Changes, Landlord will notify Tenant in advance, and, to the extent reasonably possible, keep Tenant apprised of the anticipated cost of same.

6. Further Limitations. It is acknowledged and agreed that although the entry to the Sky Bridge from the Building constitutes a portion of the Premises and Building, the Sky Bridge between the Building and Brannan Street does not constitute a portion of the Premises or the Building and Landlord has no responsibility whatsoever for the Sky Bridge including, without limitation, any responsibility for or obligation with respect to (i) the structural integrity of the Sky Bridge, (ii) any costs relating to the Sky Bridge including, without limitation, any maintenance or repair costs, (iii) compliance with applicable law, (iv) the provision of any insurance coverage, (v) the habitability, suitability or feasibility for the use intended by Tenant, (vi) any utilities or services with respect to the Sky Bridge, and (vii) any and all other matters arising out of or relating to the Sky Bridge. Without limiting the generality of the above, and notwithstanding that the Sky Bridge does not constitute a portion of the Building or Premises, the provisions of Section 19.1 of the Initial Lease shall be applicable with respect to the Sky Bridge and the indemnity obligations of Tenant as provided in Section 19.1 shall apply with respect to matters relating to the Sky Bridge. Further, Tenant shall be solely responsible for obtaining any and all required consents of the owner of Brannan Street to the opening of the Sky Bridge, and the other matters as contemplated by this Third Amendment and Landlord shall have no responsibility for obtaining any such consents as may be required. Notwithstanding any provision of this Third Amendment to the contrary, Tenant shall not be entitled to proceed with the Sky Bridge Changes until and unless any and all consents of the owner of Brannan Street to the opening of the Sky Bridge as contemplated by this Third Amendment have been obtained, and evidence of such consents in a form reasonably acceptable to Landlord has been delivered to Landlord. In no event shall any consent from the owner of Brannan Street be inconsistent with the provisions of this Third Amendment including, without limitation, the limitation on the obligations of Landlord as provided herein with respect to the Sky Bridge or purport to impose any obligations on Landlord.

7. Ratification: Definitions. Except as expressly amended hereby, all terms and provisions of the Lease shall remain in full force and effect and are hereby ratified and reaffirmed. Except as express Ly defined herein, the defined terms employed in this Third Amendment shall have the same meaning as ascribed to such terms in the Lease.

8. Counterparts. This Third Amendment may be executed by the parties hereto in two or more counterparts, each of which executed counterparts shall be considered an original and together shall constitute one and the same document. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

9. Electronic Execution. This Third Amendment may be executed by facsimile, PDF or by other electronic means of communication.

10. Entire Agreement. This Third Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements other titan the Lease as hereby amended by the Third Amendment.

11. Inurement. This Third Amendment shall be binding upon and shall inure to the benefit of the parties and their respective beneficiaries, legal representatives, heirs, successors and assigns.

12. Conflicts. In the event of a conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, the terms and provisions of this Third Amendment shall control.

13. Controlling Law. This Third Amendment will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed and delivered this Third Amendment as of the day and year first above written.

LANDLORD:		TENANT:

Six Thirty-Four Second Street LLC, a Delaware limited liability company		OKTA, Inc. a Delaware corporation

By:	/s/ Bayard R. Kraft III	By:	/s/ William E. Losch
Name:	Bayard R. Kraft III	Name:	William E. Losch
Its:	Authorized Agent	Its:	CFO